UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Flexion Therapeutics, Inc.

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FLEXION THERAPEUTICS, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 24, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 annual meeting of stockholders of FLEXION THERAPEUTICS, INC., a Delaware corporation (the “Company”). We are continuing the virtual format for our annual meeting this year in light of the on-going COVID‑19 pandemic and related logistical challenges associated with physical gatherings. You will be able to participate in the annual meeting online, vote your shares electronically, and submit your questions before and during the annual meeting by visiting www.proxydocs.com/FLXN. In order to attend or participate, you must register in advance at www.proxydocs.com/FLXN. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the annual meeting and permit you to vote electronically and submit questions at the meeting. You will not be able to attend the annual meeting in person.

The annual meeting will be held on Thursday, June 24, 2021, at 3:30 p.m. Eastern Time for the following purposes:

1.	To elect three Class I directors named in the proxy statement to serve on the Company’s Board of Directors until the 2024 annual meeting of stockholders;
2.

To ratify the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2021;

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement; and
4.	To conduct any other business properly brought before the meeting.

The Company’s Board of Directors urges you to read the accompanying proxy statement carefully and recommends the approval of each of the proposals, which are more fully described in the proxy statement.

The record date for the annual meeting is April 26, 2021. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2021 annual meeting of Stockholders to be held on June 24, 2021. Information for attending the annual meeting is available at www.proxydocs.com/FLXN.

The proxy statement and annual report to stockholders are available free of charge at: www.proxydocs.com/FLXN.

By Order of the Board of Directors
Mark S. Levine
Corporate Secretary

Burlington, MA

April 29, 2021

You are cordially invited to attend the virtual meeting. Your vote is important. Whether or not you plan to attend the virtual meeting, please vote by proxy over the telephone or through the internet as instructed in these materials, or using a proxy card that you may request or that we may elect to deliver at a later time, as promptly as possible, to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder in order to vote your shares that are held in such agent’s name and account.

TABLE OF CONTENTS—2021 PROXY STATEMENT

FLEXION THERAPEUTICS, INC.

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 24, 2021

Questions and Answers About These Proxy Materials and Voting

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board of Directors,” “Board,” or “our Board”) of Flexion Therapeutics, Inc. (the “Company,” “we,” “our,” “us,” or “Flexion”) is soliciting your proxy to vote at the 2021 annual meeting of stockholders, including at any adjournments or postponements of the meeting.

All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting of Stockholders, this Proxy Statement and 2020 Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document. Further, information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

We intend to mail the Notice on or about April 29, 2021, to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second notice, on or after May 13, 2021.

How do I attend the annual meeting?

We will be hosting the annual meeting only by means of a live webcast. There will not be a physical meeting location, and you will not be able to attend the meeting in person. To participate in the annual meeting virtually via the internet, please visit www.proxydocs.com/FLXN prior to the meeting.

Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the annual meeting and permit you to submit questions before and during the annual meeting and vote.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 26, 2021, will be entitled to vote at the annual meeting. On this record date, there were 49,942,069 shares of common stock outstanding and entitled to vote.

A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at 10 Mall Road, Suite 301, Burlington, Massachusetts, for a period of ten days prior to the annual meeting, and during the annual meeting such list will be available for examination online at www.proxydocs.com/FLXN.

Stockholder of Record: Shares Registered in Your Name

If, on April 26, 2021, your shares were registered directly in your name with Flexion’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote electronically at the meeting or vote by proxy. Whether or not you plan to participate in the virtual meeting, we urge you to vote over the internet or by telephone, or by requesting and returning a proxy card, to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 26, 2021, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the virtual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three Class I directors named herein to serve on our Board until our 2024 annual meeting of stockholders (Proposal 1);
•

Ratification of the selection, by the Audit Committee of the Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 (Proposal 2); and

•	An advisory vote on the compensation of the Company’s named executive officers (Proposal 3).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named herein to vote on those matters in accordance with their best judgment.

How do I vote?

For the election of directors, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, you may vote “For” or “Against” or abstain from voting. For the advisory vote on the compensation of the Company’s named executive officers, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote electronically at the virtual annual meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to participate in the virtual meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the virtual meeting and vote electronically at the meeting even if you have already voted by proxy.

•

To vote at the virtual annual meeting, you must register in advance at www.proxydocs.com/FLXN. You will be asked to provide the company number and control number from the Notice. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the meeting and to vote electronically.

•

To vote using the printed proxy card that may be mailed to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone in advance of the meeting, dial 1-866-291-6836 (toll-free) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice.

•

To vote through the internet in advance of the meeting, go to www.proxydocs.com/FLXN to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Flexion. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote electronically at the virtual annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 26, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or electronically during the virtual annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” under applicable rules but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3 without your instructions but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director named in this proxy statement; “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and “For” the approval of the compensation of the Company’s named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date (which automatically revokes your earlier proxy).
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Flexion’s Corporate Secretary at 10 Mall Road, Suite 301, Burlington, MA 01803.
•	You may attend the virtual annual meeting and submit your vote electronically at that time. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal (including a director nomination) must be submitted in writing by December 31, 2021, to the attention of the Corporate Secretary of Flexion Therapeutics, Inc. at 10 Mall Road, Suite 301, Burlington, MA 01803. If you wish to submit a proposal (including a director nomination) at the 2022 annual meeting of stockholders that is not to be included in next year’s proxy materials, you must do so between February 24, 2022, and March 26, 2022. You are also advised to review Flexion’s amended and restated bylaws (the “Bylaws”), which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (i) for Proposal 1 to elect directors, votes “For,” “Withhold,” and broker non-votes; (ii) for Proposal 2 to ratify the selection of PricewaterhouseCoopers LLP, votes “For” and “Against,” abstentions, and broker non-votes; and (iii) for Proposal 3, the advisory vote on the compensation of the Company’s named executive officers, votes “For” and “Against” and abstentions. Broker non-votes on Proposals 1 and 3 will have no effect and will not be counted towards the vote total for either of these proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under applicable rules and we therefore expect broker non-votes to exist in connection with those proposals.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	The three nominees receiving the most “For” votes from the holders present at the virtual meeting or represented by proxy and entitled to vote on the matter	Not Applicable	None
2	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021	“For” votes from the holders of a majority of shares present at the virtual meeting or represented by proxy and entitled to vote on the matter	Against	Not Applicable
3	Advisory approval of the compensation of the Company’s named executive officers	“For” votes from the holders of a majority of shares present at the virtual meeting or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the virtual meeting or represented by proxy. On April 26, 2021, the record date, there were 49,942,069 shares outstanding and entitled to vote. Thus, the holders of at least 24,971,035 shares must be present at the virtual meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote electronically at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the virtual meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, relating to future events. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions. For a nonexclusive list of major factors that could cause the actual results to differ materially from the predicted results in the forward-looking statements, please refer to the “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, and in our reports on Form 10-Q and Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

The following table sets forth certain information regarding our directors, including their ages as of the annual meeting:

Class	Name	Age	Position Held With the Company
I	Michael D. Clayman, M.D.	69	President, Chief Executive Officer, and Director
I	Elizabeth Kwo, M.D.	40	Director
I*	Sandesh Mahatme, LL.M.	56	Director
I	Ann Merrifield	70	Director
II	Scott A. Canute	60	Director
II	Samuel D. Colella	81	Director
II	Mark Stejbach	58	Director
III	Heath Lukatch, Ph.D.	54	Director
III	Patrick J. Mahaffy	58	Chairman of the Board and Director
III	Alan W. Milinazzo	61	Director

* Mr. Mahatme will not be standing for re-election at the 2021 annual meeting of stockholders.

Classified Board

The Board currently has ten members divided into three classes. Each class consists of approximately one-third of the total number of directors and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are four directors in Class I, the class whose term of office expires in 2021. As previously announced, Mr. Mahatme, who currently serves as a Class I director and will continue to do so until the annual meeting, will not stand for re-election this year due to his other full-time business commitments. Each of the other Class I directors, who collectively comprise the nominees listed below, is currently serving as a director of the Company and, other than Dr. Kwo, was previously elected by our stockholders. If elected at the annual meeting, each of these nominees would serve until the 2024 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. It is the Company’s policy to encourage its directors and nominees for director to attend the annual meeting. Dr. Clayman, Mr. Canute, Mr. Colella, Dr. Lukatch, Mr. Mahaffy, Mr. Mahatme, Ms. Merrifield, Mr. Milinazzo, and Mr. Stejbach attended the Company’s 2020 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present at the virtual meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director and each director whose term will continue after the annual meeting:

CLASS I DIRECTOR NOMINEES FOR ELECTION TO A THREE-YEAR TERM EXPIRING AT THE 2024 ANNUAL MEETING

Michael D. Clayman, M.D. is a co-founder and has served as our President, Chief Executive Officer and as one of our directors since our inception in 2007. Dr. Clayman also serves as the Chairman of the board of directors of both Anokion SA and Ribometrix Inc., both private biopharmaceutical companies. Previously, Dr. Clayman had a lengthy career at Eli Lilly and Company, a global pharmaceutical company, where he was most recently Vice President, Lilly Research Laboratories, and General Manager of Chorus, Lilly’s early-phase development accelerator. During his career at Lilly, Dr. Clayman also led its Global Regulatory Affairs division, the Cardiovascular Discovery Research and Clinical Investigation, Research and Development at Advanced Cardiovascular Systems, a medical device subsidiary of Lilly, the Internal Medicine Division, the Lilly Clinic, Lilly’s dedicated Phase 1 unit, and served as Chair of Lilly’s Bioethics Committee. Prior to his tenure at Lilly, Dr. Clayman was an Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the immunopathogenesis of renal disease. Dr. Clayman is the recipient of the Physician Scientist Award from the National Institutes of Health. Dr. Clayman earned a B.A., cum laude, from Yale University and an M.D. from the University of California, San Diego School of Medicine. Following an internship and residency in Internal Medicine at the University of California, San Francisco Moffitt Hospitals, Dr. Clayman completed clinical and research fellowships in Nephrology at the University of Pennsylvania. Our Board believes that Dr. Clayman’s clinical and research experience, along with his more than 20 years of experience in pharmaceutical development, qualifies him to serve on our Board of Directors.

Elizabeth Kwo, M.D. joined our board of directors in 2020. She has more than 15 years of experience specializing in healthcare technology product development and commercialization, marketing and sales, strategic partnerships, and post-merger integration. She currently serves as Deputy Chief Clinical Officer at Anthem, Inc. Prior to Anthem, Dr. Kwo served as CEO and co-founder of InfiniteMD, a telemedicine company connecting patients with physicians for second opinions. She previously worked in remote patient monitoring for Medtronic and American Well as the Vice President of Provider Networks. She founded multiple venture-backed companies in educational technology (sold to CVC, a private equity firm, in 2014), digital healthcare, and healthcare supplies. Dr. Kwo earned a B.A. in Human Biology from Stanford University, an M.D. from Harvard Medical School, an M.B.A. from Harvard Business School, and an M.P.H. from Harvard TH Chan School of Public Health. She is Board Certified in Preventative Care and Occupational Medicine. Our Board believes that Dr. Kwo’s commercialization, marketing, and sales experience and her experience as founder and CEO of a variety of venture-backed companies qualifies her to serve on our Board of Directors.

Ann Merrifield has served as one of our directors since 2014. She currently also serves as the Chair of the board of directors of InVivo Therapeutics Holdings Corp. and as Lead Director of Lyra Therapeutics, Inc., both publicly traded companies, since 2014 and 2019, respectively. Ms. Merrifield also serves as trustee of MassMutual Premier, Select, and MML Series Investment Funds. Previously, Ms. Merrifield served as a director of Juniper Pharmaceuticals, Inc., a publicly traded biotechnology company that was acquired by Catalent, Inc. in 2018. From December 2012 to July 2014, Ms. Merrifield served as President and Chief Executive Officer of PathoGenetix, Inc., a privately held health genomics company, which voluntarily filed for Chapter 7 bankruptcy in July 2014. Prior to joining PathoGenetix, Inc., Ms. Merrifield served an 18-year tenure at Genzyme Corporation (now owned by Sanofi S.A.), a diversified, global biotechnology company. At Genzyme, Ms. Merrifield served in a number of leadership roles, including as President of Genzyme Biosurgery, where she led global business strategy across a portfolio of biologics, therapeutic devices, and combination products, and as President of Genzyme Genetics, where she played an instrumental role in developing and shaping this diagnostic business. Prior to joining Genzyme, Ms. Merrifield was a Partner at Bain and Company, a global strategy consulting firm, and an Investment Officer at Aetna Life & Casualty. Ms. Merrifield earned a B.A. in Zoology and a Master of Education from The University of Maine and an M.B.A. from the Amos Tuck School of Business at Dartmouth College. Our Board believes that Ms. Merrifield’s substantial life sciences business experience, including experience specifically in the intra-articular injection field, as well as her experience as a public company board member, qualifies her to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE FOR PROPOSAL 1

CLASS I DIRECTOR NOT STANDING FOR RE-ELECTION

Sandesh Mahatme, LL.M. has served as one of our directors since 2014. He currently serves as the President, Chief Operating Officer, and Chief Financial Officer of National Resilience, Inc., a biopharmaceutical manufacturing and technology company. Mr. Mahatme previously held the roles of Executive Vice President, Chief Financial Officer, and Chief Business Officer at Sarepta Therapeutics, Inc., a publicly traded biopharmaceutical company, from November 2012 to July 2020. From January 2006 to November 2012, Mr. Mahatme worked at Celgene Corporation, a publicly traded biopharmaceutical company, where he served in various roles, including Senior Vice President of Corporate Development, Senior Vice President of Finance, Corporate Treasurer, and Head of Tax. While at Celgene, Mr. Mahatme built the treasury and tax functions before establishing the Corporate Development Department, focused on strategic, targeted initiatives including commercial development in emerging markets, acquisitions, licensing, and global manufacturing expansion. From 1997 to 2005 Mr. Mahatme worked for Pfizer Inc., a pharmaceutical company, where he served in senior roles in business development and corporate tax. Mr. Mahatme started his career at Ernst & Young LLP where he advised multinational corporations on a broad range of transactions. Mr. Mahatme also serves on the board of directors of Aeglea BioTherapeutics, Inc., a public company, and Elcelyx Therapeutics, Inc., a private biopharmaceutical company. Mr. Mahatme earned LL.M. degrees from Cornell Law School and NYU School of Law and is a member of the New York State Bar Association. Our Board believes that Mr. Mahatme’s financial expertise qualifies him to serve on our Board of Directors.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING

Scott A. Canute has served as one of our directors since 2015. Mr. Canute served as President of Global Manufacturing and Corporate Operations at Genzyme Corporation from 2010 to 2011. Prior to joining Genzyme, Mr. Canute spent 25 years at Eli Lilly and Company and served as President, Global Manufacturing Operations from 2004 to 2007. Mr. Canute previously served as Executive Director of Immunomedics, Inc., a biopharmaceutical company focused on antibody drug conjugates, and as a member of the board of directors of Proteon Therapeutics, Inc.; Akebia Therapeutics, Inc.; AlloCure, Inc.; Inspiration Biopharmaceuticals, Inc.;

Oncobiologics, Inc.; the National Association of Manufacturers; and the Indiana Manufacturers Association. Mr. Canute earned a B.S. in chemical engineering from the University of Michigan and an M.B.A. from Harvard Business School. Our Board believes that Mr. Canute’s manufacturing and operational experience in the biopharmaceutical industry and his experience of serving on the board of directors for several biopharmaceuticals companies qualifies Mr. Canute to serve on our Board of Directors.

Samuel D. Colella has served as one of our directors since 2008. Mr. Colella is a Managing Director of Versant Ventures, a healthcare venture capital firm he co-founded in 1999, and has been a general partner of Institutional Venture Partners since 1984. Mr. Colella has served on the board of directors of Fluidigm Corporation, a biotechnology tools company, from 2000 to 2020; Genomic Health, Inc., a molecular diagnostics company, from 2001 to 2014; Alexza Pharmaceuticals, Inc., a pharmaceutical company, from 2002 to 2012; Jazz Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to 2012; and Veracyte, Inc., a molecular diagnostics company, from 2006 to 2014. Mr. Colella earned a B.S. in business and engineering from the University of Pittsburgh and an M.B.A. from Stanford University. Our Board believes that Mr. Colella’s broad understanding of the life science industry and his extensive experience in working with emerging private and public companies qualifies him to serve on our Board of Directors.

Mark P. Stejbach joined our board of directors in 2016. Mr. Stejbach is an independent consultant advising public and private biopharma clients on commercialization strategy, with over 30 years of experience in biotech and pharmaceuticals, including senior roles in a broad range of commercial functions including marketing, sales, economic affairs, managed care, and finance. Mr. Stejbach most recently served as Senior Vice President and Chief Commercial Officer at Alkermes, plc, a publicly traded global biopharmaceutical company. Prior to his role at Alkermes, Mr. Stejbach served as the Chief Commercial Officer at Tengion, Inc. from 2008 to 2012, and he previously held senior positions at Merck and Biogen. He currently serves as a non-executive on the board of Indivior PLC. He previously served as Senior Commercial Advisor to EIP Pharma, Inc., a private company advancing CNS-focused therapeutics to benefit patients with neurodegenerative diseases. Mr. Stejbach holds an M.B.A. from the Wharton School, University of Pennsylvania and a B.S. in mathematics from Virginia Tech. Our Board believes that Mr. Stejbach’s executive and operational experience in the pharmaceutical industry and commercial expertise qualifies him to serve on our Board of Directors.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING

Heath Lukatch, Ph.D. has served as one of our directors since 2012. Dr. Lukatch is Founder and Managing Partner of Red Tree Venture Capital, a life sciences venture capital firm. From 2015 to 2020, Dr. Lukatch worked at TPG where he was Partner, Managing Director, and Life Sciences Investment Team Leader in TPG’s Biotech, Growth, and RISE platforms. In 2006, Dr. Lukatch co-founded Novo Ventures’ San Francisco office, where he was a Partner through 2015. Prior to joining Novo Ventures, Dr. Lukatch was a Managing Director responsible for biotechnology venture investments at Piper Jaffray Ventures and SightLine Partners. Dr. Lukatch currently serves as Chairman of Inogen (INGN) and Satsuma Pharmaceuticals (STSA) and is a board member at Excellergy, Flexion Therapeutics (FLXN), Magnus Medical, and Vaxcyte (PCVX). Previously, Dr. Lukatch was Chairman of Cianna Medical (acquired by Merit Medical), Engage Therapeutics (acquired by UCB), and Spinifex (acquired by Novartis), and served on multiple life sciences company boards, including: Amira (acquired by BMS), AnaptysBio (ANAB), Elevation Pharma (acquired by Sunovion), FoldRx (acquired by Pfizer), InSound Medical (acquired by Sonova), and Synosia Therapeutics (acquired by BioTie). Dr. Lukatch was also a board observer at Alios BioPharma (acquired by J&J), Dynavax (DVAX), Fluidigm (FLDM), and SI-Bone (SIBN). Prior to becoming an investor, Dr. Lukatch worked as a strategy consultant with McKinsey & Company and was co‐founder and CEO of AutoMate Scientific, Inc., a biotechnology instrumentation company. In addition, he was a bench scientist at Chiron Inc., Roche Bioscience Plc, and Cetus Corporation, doing molecular biology, electrophysiology, and protein chemistry, respectively. Dr. Lukatch received his Ph.D. in Neuroscience from Stanford University where he was a Department of Defense U.S. Air Force Fellow, and his B.A. with high honors in Biochemistry from the University of California at Berkeley. Our Board believes that his extensive industry experience, his experience with venture capital investments, and his experience of serving on the board of directors for several biopharmaceutical and healthcare companies qualifies Dr. Lukatch to serve on our Board of Directors.

Patrick J. Mahaffy has served as one of our directors and as Chairman of our Board since 2009. Mr. Mahaffy has served as the President, Chief Executive Officer, and a director of Clovis Oncology, Inc., a biopharmaceutical company, since 2009. He served on the board of directors of Orexigen Therapeutics, Inc., a publicly traded biopharmaceutical company, from 2008 until 2018. Previously, Mr. Mahaffy served as President and Chief Executive Officer and as a member of the board of directors at Pharmion Corporation, a pharmaceutical company that he founded in 2000 and sold to Celgene Corporation in 2008. Mr. Mahaffy is also a trustee of Lewis and Clark College. Mr. Mahaffy earned a B.A. in international affairs from Lewis and Clark College and a M.A. in international affairs from Columbia University. Our Board believes that Mr. Mahaffy’s experience and expertise in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Alan W. Milinazzo has served as one of our directors since 2011. Mr. Milinazzo is a partner in the Global Healthcare and Life Sciences Practice at Heidrick & Struggles International, Inc., a global executive search and leadership consulting firm, a position he has held since January 2016. From 2013 to 2016, he served as President, Chief Executive Officer, and a member of the board of directors of InspireMD, Inc., a publicly traded medical device company. From 2006 to 2011, Mr. Milinazzo served as president and chief executive officer of Orthofix International, N.V., a publicly traded global orthopedic company, a position he was promoted to in 2006 after initially being hired as the company’s chief operating officer in 2005. From 2002 to 2005, Mr. Milinazzo served as the General Manager of Medtronic, Inc.’s coronary and peripheral vascular businesses. In 2019, Mr. Milinazzo was appointed executive chairman of the board of directors of Opsens Inc. Mr. Milinazzo also formerly served on the board of directors of CAS Medical Systems, Inc. from 2013 until its acquisition by Edwards Life Sciences Corporation in 2019; LDR Holding Corporation, from 2015 until its acquisition by Zimmer Biomet Holdings in June 2016; and on the board of directors of Orthofix International, N.V. from December 2006 until June 2012. Mr. Milinazzo received his undergraduate degree from Boston College. Our Board believes that Mr. Milinazzo’s expertise in management and marketing in the pharmaceutical and medical device market and his 25 years of experience in the healthcare and life sciences sector qualifies him to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s legal counsel to ensure that the Board’s independence determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, our senior management, and our independent auditors, the Board has affirmatively determined that, with the exception of Dr. Clayman, all of the directors are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE – POSITION OF BOARD CHAIR IS SEPARATE FROM THE POSITION OF CEO

The Board has an independent chair, Mr. Mahaffy, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

DIVERSITY IN BOARD COMPOSITION

The Board takes diversity in its composition and in the Company’s workforce seriously. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a board of directors that best serves the needs of the Company and the interests of its stockholders, and it is one of the many factors that is considered when identifying individuals for Board membership. 20% of our current directors are women, and 20% of our current directors are racially diverse. The Board intends to continue pursuing diversity in its future members, taking a variety of factors into consideration, including military service, LGBTQ status, race, and gender.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss the major financial risk exposures and the steps the Company’s management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. The Nominating and Corporate Governance Committee monitors the effectiveness of the Company’s corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of the compensation policies and programs has the potential to encourage excessive risk-taking. Further, the Board is actively monitoring the risks associated with the ongoing public health impact of the coronavirus pandemic that causes COVID-19 disease, particularly as it relates to continuing or additional disruptions that could severely impact the Company’s commercialization of ZILRETTA®, on-going and future clinical trials, and supply chain.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the last fiscal year. All Board members attended at least 75% of the aggregate number of meetings of the Board, and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: An Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2020 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Scott A. Canute			X
Samuel D. Colella		X	X*
Elizabeth Kwo, M.D.			X
Heath Lukatch, Ph.D.		X
Patrick J. Mahaffy		X	X
Sandesh Mahatme, LL.M.	X*
Ann Merrifield	X
Alan W. Milinazzo		X*
Mark Stejbach	X
Total meetings in fiscal year 2020	4	5	3
*	Committee Chairperson

Below is a description of each standing committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board (“Audit Committee”) was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•	evaluating the performance, independence, and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial and information technology controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting or auditing matters, and other matters;
•	preparing the Audit Committee report that the SEC requires in this proxy statement;
•

reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our Code of Business Conduct and Ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•	reviewing on a periodic basis our investment policy; and

•	reviewing and assessing its performance on a periodic basis.

The Audit Committee is composed of three directors: Mr. Mahatme, Ms. Merrifield, and Mr. Stejbach; Mr. Mahaffy will join the Audit Committee as Chair on an interim basis following the annual meeting and Mr. Mahatme’s departure from the Board. The Audit Committee met four times during the fiscal year 2020. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.flexiontherapeutics.com.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board has also determined that each of Messrs. Mahatme and Mahaffy qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Mahatme’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies, and the level of Mr.Mahaffy’s knowledge and experience based on a variety of considerations, including his experience as President, Chief Executive Officer, and director of a public reporting company. The Board is actively working to identify and appoint an additional director who qualifies as an “audit committee financial expert” to serve as Chair of the Audit Committee.

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2020, with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Mr. Sandesh Mahatme, LL.M.

Ms. Ann Merrifield

Mr. Mark Stejbach

Compensation Committee

The Compensation Committee of the Board (“Compensation Committee”) is currently composed of four directors: Mr. Colella, Dr. Lukatch, Mr. Mahaffy, and Mr. Milinazzo. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met five times during fiscal year 2020. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.flexiontherapeutics.com.

The functions of the Compensation Committee include, among other things:

•	reviewing, modifying, and approving (or, if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;
•	reviewing and approving the compensation and other terms of employment of our executive officers;
•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
•

reviewing and approving (or, if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans, and similar programs advisable for us, as well as modifying, amending, or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•

reviewing and approving (or, if it deems it appropriate, making recommendations to the full Board regarding) the type and amount of compensation to be paid or awarded to our non-employee board members;

•

establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel, and other advisors to the Committee as required by Section 10C of the Exchange Act;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•	reviewing and approving the terms of any employment agreements, severance arrangements, change of control protections, and any other compensatory arrangements for our executive officers;
•	reviewing the adequacy of its charter on a periodic basis;
•

to the extent applicable, reviewing with management and approving any disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements filed with the SEC;

•	to the extent applicable, preparing a report regarding any disclosures required under the caption “Compensation Discussion and Analysis”; and
•	reviewing and assessing its performance on a periodic basis.

Compensation Committee Processes and Procedures

The Compensation Committee meets periodically throughout the year and also meets regularly in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Company’s Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting, or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.

Historically, the Compensation Committee has met at one or more meetings held during the first quarter of the year or during the fourth quarter of the previous year to discuss and, if appropriate, make recommendations to the Board regarding, annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. For executives other than the Company’s Chief

Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Company’s Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with external advisors that may be engaged from time to time. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, compensation surveys, and recommendations of any compensation consultant, as applicable.

Generally, the Compensation Committee has designed the Company’s overall executive compensation program to achieve the following objectives:

•	attempt to attract and retain talented and experienced executives;
•	motivate and reward executives whose knowledge, skills, and performance are critical to our success;
•

provide a competitive compensation package that aligns the interests of our executive officers and stockholders by including a significant variable component which is weighted heavily toward performance-based rewards;

•	ensure fairness among executive officers by recognizing the contributions each executive makes to our success; and
•	foster a shared commitment among executives by aligning their individual goals with our corporate goals and the creation of stockholder value.

The Compensation Committee retained an independent compensation consultant, Radford, an Aon Hewitt company (“Radford”), to assist the Compensation Committee in developing the Company’s overall executive and director compensation programs for 2020, including base pay, bonus percentage, and equity awards. To assist in determining executive compensation in 2020, Radford and the Compensation Committee reviewed a peer group of publicly traded companies in the life sciences industry at a stage of development, market capitalization, and size comparable to the Company. The Compensation Committee believed that these companies were generally comparable to the Company and that the Company competed with these companies for executive talent. In addition to the publicly available information with respect to peer group companies, Radford gathered competitive market data from the Radford Global Life Sciences Survey of public biopharmaceutical companies for the Compensation Committee’s analysis of executive compensation.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2020 are described in greater detail under the heading “Executive Compensation.”

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Mr. Colella, Dr. Lukatch, Mr. Mahaffy, and Mr. Milinazzo. No member of the Compensation Committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board (“Nominating and Corporate Governance Committee”) is currently composed of three directors: Mr. Canute, Mr. Colella, and Mr. Mahaffy. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during fiscal year 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.flexiontherapeutics.com.

The functions of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, reviewing, and evaluating candidates to serve on the Board consistent with criteria approved by the Board;
•	determining the minimum qualifications for service on the Board;
•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on the Board is appropriate;
•	evaluating, nominating, and recommending individuals for membership on the Board;
•	evaluating nominations by stockholders of candidates for election to the Board;
•	considering and assessing the independence of members of the Board;

•

developing a set of corporate governance policies and principles, including a Code of Business Conduct and Ethics, periodically reviewing and assessing these policies and principles and their application, and recommending to the Board any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise;
•	reviewing the adequacy of its charter on an annual basis; and
•	reviewing and assessing its performance on a periodic basis.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted periodically on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Company has adopted a formal policy for receiving and considering director candidates recommended by stockholders. Pursuant to the policy, the Nominating and Corporate Governance Committee will not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 10 Mall Road, Suite 301, Burlington, MA 01803, Attn: Corporate Secretary, no later than the 90th day and no earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting of stockholders. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) any other information required by our Bylaws. Each submission must also be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. The Nominating and Corporate Governance Committee also has the authority to engage third-party search firms to identify and provide information on potential candidates.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Pursuant to this policy, stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, MA 01803, Attn: Corporate Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Alternatively, stockholders may submit communications to the Board as a group through the Investor page of our website at https://ir.flexiontherapeutics.com/corporate-governance/contact-the-board.

Each communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or the applicable director. Communications determined by the Secretary to be appropriate for presentation to the Board or the applicable director will be submitted to the Board or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-management director upon the director’s request.

CODE OF ETHICS

The Company has adopted the Flexion Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors, and employees. The Code of Business Conduct and Ethics is available on the Company’s website at https://ir.flexiontherapeutics.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. PwC has audited the Company’s financial statements since 2010. Representatives of PwC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present at the virtual meeting or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PwC.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2020, and December 31, 2019, by PwC, the Company’s principal accountant:

	Fiscal Year Ended
Types of Fees	2020	2019
Audit Fees(1)	$995,000	$919,550
Audit-Related Fees	$—	$—
Tax Fees(2)	$9,983	$30,907
All Other Fees(3)	$2,756	$2,756
Total Fees	$1,007,739	$953,213
(1)

“Audit Fees” consist of fees for the audit of the Company’s financial statements in the Company’s Annual Report on Form 10‑K and the review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory or regulatory filings.

(2)	“Tax Fees” consist of fees for professional services primarily related to tax compliance, tax advice, and tax planning.
(3)	“All Other Fees” represent fees associated with access to an on-line accounting research database and disclosure checklist.

In connection with the audit of the Company’s 2020 financial statements, the Company entered into an engagement agreement with PwC that set forth the terms by which PwC performed audit services for the Company.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has not adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm and consequently all audit and non-audit services are pre-approved by the whole Audit Committee or the Audit Committee Chair.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2

Proposal 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are soliciting a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the compensation philosophy, policies, and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the section titled “Executive Compensation” contained in this proxy statement. As discussed therein, the Company believes that its compensation policies and decisions are designed to align executive compensation with the Company’s business objectives and corporate performance, to be consistent with current market practices, and to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Accordingly, our Board of Directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board of Directors or the Company. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Approval of this proposal requires the vote of the holders of a majority of the shares present at the virtual meeting or represented by proxy and entitled to vote on this matter at the annual meeting. Abstentions will have the same effect as “Against” votes. Broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers, including their ages as of the annual meeting:

Name	Position	Age
Michael D. Clayman, M.D.	President, Chief Executive Officer and Director	69
David Arkowitz	Chief Financial Officer	59
Melissa Layman	Chief Commercial Officer	52
Mark S. Levine	General Counsel and Corporate Secretary	48
Adam Muzikant	Chief Business Officer	50
Kerry Wentworth	Chief Regulatory Officer	48
Christina Willwerth	Chief Strategy Officer	50

The following is a brief biography of each of our executive officers:

Michael D. Clayman, M.D. is a co-founder of Flexion and has served as our President, Chief Executive Officer, and as one of our directors since our inception in 2007. Dr. Clayman also serves as the Chairman of the board of directors of both Anokion SA and Ribometrix Inc., both private biopharmaceutical companies. Previously, Dr. Clayman had a lengthy career at Eli Lilly and Company, a global pharmaceutical company, where he was most recently Vice President, Lilly Research Laboratories, and General Manager of Chorus, Lilly’s early-phase development accelerator. During his career at Lilly, Dr. Clayman also led its Global Regulatory Affairs division, the Cardiovascular Discovery Research and Clinical Investigation, Research and Development at Advanced Cardiovascular Systems, a medical device subsidiary of Lilly, the Internal Medicine Division, the Lilly Clinic, Lilly’s dedicated Phase 1 unit, and served as Chair of Lilly’s Bioethics Committee. Prior to his tenure at Lilly, Dr. Clayman was an Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the immunopathogenesis of renal disease. Dr. Clayman is the recipient of the Physician Scientist Award from the National Institutes of Health. Dr. Clayman earned a B.A., cum laude, from Yale University and an M.D. from the University of California, San Diego School of Medicine. Following an internship and residency in Internal Medicine at the University of California, San Francisco Moffitt Hospitals, Dr. Clayman completed clinical and research fellowships in Nephrology at the University of Pennsylvania.

David Arkowitz joined Flexion as Chief Financial Officer (CFO) in 2018 and has responsibility for the finance and accounting, corporate communications and investor relations, information technology, and Chemistry, Manufacturing and Controls (CMC) functions. Mr. Arkowitz brings more than 30 years of finance and operations leadership experience in the life sciences and biotechnology industries. Prior to joining Flexion, Mr. Arkowitz served as Chief Operating Officer and CFO at Visterra, Inc., a biotechnology company that was acquired by Otsuka Pharmaceutical Co., where he led the finance, business development, corporate planning, and other functions. Mr. Arkowitz currently serves on the board of directors and as chair of the audit committee of F-star Therapeutics, Inc., a public biopharmaceutical company, and on the board of directors of Yumanity Therapeutics, Inc., a public biopharmaceutical company. Previously, Mr. Arkowitz was CFO at Mascoma Corporation, AMAG Pharmaceuticals Inc., and Idenix Pharmaceuticals LLC and held additional leadership positions within each company. Preceding his tenure at Idenix, Mr. Arkowitz spent more than 13 years at Merck & Co., Inc. where he held roles of increasing responsibility, including Vice President and Controller of the U.S. operations, Controller of the global research and development division, and CFO of the Canadian subsidiary. He obtained his B.A. in mathematics at Brandeis University and his M.B.A. in finance at Columbia University Business School.

Melissa Layman was appointed as our Chief Commercial Officer (CCO) in March 2020. Ms. Layman has more than 25 years of commercial experience within the life science industry. Over the course of her career, Ms. Layman has held positions of increasing responsibility across all areas of commercial operations including sales, marketing, and market access functions. Most recently, Ms. Layman served as Vice President, Global Sales and Marketing at Lantheus Medical Imaging, Inc. where she was a member of the executive leadership team. During her nearly ten-year tenure, she was responsible for global sales, marketing, communications, health policy, pricing and reimbursement, commercial development, and international operations. Prior to Lantheus, she served as Executive Marketing Director at Forest Laboratories LLC (now AbbVie Inc.), where she led the cardiovascular franchise through the successful launch of its lead product, Bystolic. Previously, Ms. Layman held senior marketing positions at Altus Pharmaceuticals Inc. and Sepracor Inc. (now Sunovion Pharmaceuticals Inc.), where she launched Xopenex MDI and Lunesta, building and integrating the market access function across the business. She began her career with TAP Pharmaceuticals Inc. (now Takeda Pharmaceutical Company Limited) where her positions ranged from sales representative to National Marketing Director, Gastroenterology and Oncology. Ms. Layman holds a B.A. from Ithaca College and an executive M.B.A. from the Kellogg School of Management at Northwestern University.

Mark S. Levine joined us as General Counsel and Corporate Secretary in June 2017. Mr. Levine has more than 23 years of experience counseling companies on general corporate matters, including: strategic corporate development; complex commercial transactions; mergers, acquisitions, and divestitures; licensing agreements and corporate partnerships; financings; securities law; corporate governance; and regulatory compliance. Prior to joining us, Mr. Levine served as Senior Vice President, General Counsel, and

Corporate Secretary and a member of the executive management team of Minerva Neurosciences, Inc., a publicly traded biotechnology company. Mr. Levine has also served in senior legal positions at athenahealth, Inc., a network-based health internet technology company; Clinical Data, Inc., a biopharmaceutical company acquired by Forest Laboratories, Inc. in 2011; Wheelabrator Technologies Inc., a renewable energy company; and Xpedior Incorporated, an internet consulting company. Mr. Levine earned his B.A. in political science from Binghamton University, SUNY, and his J.D. from Washington University School of Law in St. Louis.

Adam Muzikant, Ph.D. was appointed as our Chief Business Officer in January 2021 after joining Flexion in 2016 as Vice President, Business Development and being promoted to Senior Vice President, Business Development in January 2019. Dr. Muzikant has over 20 years of leadership experience in the biopharmaceutical industry. Prior to joining us, Dr. Muzikant was Vice President, Business Development at Synta Pharmaceuticals Corp., where he led the strategic transaction process culminating in a merger with Madrigal Pharmaceuticals and subsequently negotiated out-licensing agreements for Synta’s oncology programs. Before his work at Synta, Dr. Muzikant held business development leadership positions at AMAG Pharmaceuticals, Inc.; Inotek Pharmaceuticals, Inc.; EPIX Pharmaceuticals, Inc.; and Predix Pharmaceuticals, Inc. and also performed transaction and strategic advisory work for biotechnology and pharmaceutical clients with Locust Walk Partners. Prior to moving into business development, Dr. Muzikant led an anti-arrhythmia drug discovery program at Predix targeting ion channels. Dr. Muzikant received his Ph.D. in biomedical engineering from Duke University and a B.S. in bioengineering from the University of California, San Diego.

Kerry Wentworth was appointed as our Chief Regulatory Officer in December 2017 and was previously our Senior Vice President of Regulatory Affairs & Quality. Ms. Wentworth brings more than 20 years of experience in both domestic and international regulatory affairs that spans early and late development across multiple therapeutic areas. Prior to joining us in 2014, Ms. Wentworth served as Vice President, Clinical, Regulatory and Quality at Agenus, Inc., where she was responsible for leading all global regulatory and clinical development efforts for nearly ten years. Previously, Ms. Wentworth led the Regulatory and Quality function for Genelabs Technologies, Inc., where she was responsible for advancing their lead program through Phase 3 development and into the registration phase with FDA and EMA. Ms. Wentworth also held positions of increasing responsibility within Regulatory Affairs at Genzyme Corporation. Ms. Wentworth holds a B.S. in pre-veterinary medicine from the University of New Hampshire.

Christina Willwerth was named Flexion’s Chief Strategy Officer in January 2019. Ms. Willwerth has more than 25 years of experience in pharmaceutical development. Ms. Willwerth joined Flexion in June 2009. Ms. Willwerth most recently served as our Senior Vice President of Program Management and Strategy and, in her expanded role, she continues to lead the planning and execution of our strategic vision and business priorities and is accountable for our portfolio development efforts and Human Resources activities. Ms. Willwerth joined us from Viacell, Inc., where she was a member of the company’s executive management team and served as Vice President, Product Development, with management responsibility for the company’s interdisciplinary cellular therapy and fertility preservation development programs. She previously served as Senior Director, Product Development at The Medicines Company, where she focused on cardiovascular therapy clinical and product development. Prior to that, she held a number of ascendant clinical operations positions at Astra Pharmaceuticals and Biopure Corporation. Ms. Willwerth holds a B.S. in Biology, with high distinction, from Worcester Polytechnic Institute.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 26, 2021, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company’s common stock. Unless otherwise indicated, the address for the following stockholders is c/o Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, MA 01803.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders
BlackRock, Inc (2)	4,339,324	8.69%
Miller Value Partners, LLC (3)	4,196,100	8.40%
Wasatch Advisors, Inc. (4)	4,109,494	8.23%
Capital World Investors (5)	3,823,000	7.65%
Artisan Partners Limited Partnership (6)	3,076,029	6.16%
State Street Corporation (7)	2,509,784	5.03%

Directors and named executive officers
Michael D. Clayman, M.D. (8)	1,948,814	3.82%
David Arkowitz (9)	168,559	*
Scott Kelley, M.D. (10)	127,936	*
Patrick J. Mahaffy (11)	155,824	*
Scott A. Canute (12)	88,500	*
Samuel D. Colella (13)	1,567,064	3.13%
Elizabeth Kwo, M.D.	0	*
Heath Lukatch, Ph.D. (12)	45,500	*
Sandesh Mahatme, LL.M. (12)	88,500	*
Ann Merrifield (14)	98,500	*
Alan W. Milinazzo (15)	97,950	*
Mark Stejbach (16)	77,631	*
All current executive officers and directors as a group (17 persons) (17)	4,793,827	9.13%
*	Less than 1% of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 49,942,069 shares of our common stock outstanding on April 26, 2021. In computing percentage ownership of a person, shares issuable upon the exercise of stock options exercisable by such person or RSUs that will vest within 60 days of April 26, 2021, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)

This information is based solely on the Schedule 13G/A filed on January 29, 2021, by BlackRock, Inc. (“BlackRock”). BlackRock, a parent holding company filing on behalf of itself and the other reporting persons named on an exhibit therein, reported that it had sole voting power with respect to 4,177,850 of such shares and sole dispositive power with respect to 4,339,324 shares. The address of BlackRock’s principal business office is 55 East 52nd Street, New York, NY 10055.

(3)

This information is based solely on the Schedule 13G/A filed on February 16, 2021, by Miller Value Partners, LLC, and investment advisor (“Miller Value”); William H. Miller III Living Trust, the control person of Miller Value (“Living Trust”); and Miller Opportunity Trust, a registered investment company managed by Miller Value (“Opportunity Trust”; Miller Value, Living Trust, and Opportunity Trust, collectively, the “Miller Entities”). Miller Value and Living Trust are deemed to have shared voting and dispositive power over 4,196,100 shares, which include 3,200,000 shares over which Opportunity Trust has shared voting and dispositive power; Living Trust also has sole voting and dispositive power over 650,000 shares. The address of the Miller Entities’ principal business office is One South Street, Suite 2550, Baltimore, MD 21202.

(4)

This information is based solely on the Schedule 13G/A filed on February 11, 2021, by Wasatch Advisors, Inc. (“Wasatch”). Wasatch is an investment advisor and is deemed to have sole voting and sole dispositive power over and beneficial ownership of all of such shares. The address of Wasatch’s principal business office is 505 Wakara Way, Salt Lake City, UT 84108.

(5)

This information is based solely on the Schedule 13G/A filed on February 16, 2021, by Capital World Investors (“Capital World”). Capital World is an investment advisor and is deemed to have sole voting and sole dispositive power over all of such shares. Capital World is a division of Capital Research and Management Company (“CRMC”) and CRMC’s subsidiaries and affiliates. The address of Capital World’s principal business office is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(6)

This information is based solely on the Schedule 13G filed on February 10, 2021, by Artisan Partners Limited Partnership, an investment advisor (“APLP”); Artisan Investments GP LLC, which is the general partner of APLP (“Artisan Investments”); Artisan Partners Holdings LP, which is the sole limited partner of APLP and the sole member of Artisan Investments (“Artisan Holdings”); and Artisan Partners Asset Management Inc., which is the general partner of Artisan Holdings (“APAM”; APLP, Artisan Investments, Artisan Holdings, and APAM, collectively, the “Artisan Entities”). The Artisan Entities share voting power over 2,609,783 shares and share dispositive power over 3,076,029 shares with discretionary clients of APLP. The address of the Artisan Entities’ principal business office is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(7)

This information is based solely on the Schedule 13G filed on February 10, 2021, by State Street Corporation (“State Street”). State Street is a holding company with investment advisor subsidiaries that have shared voting power over 2,360,527 shares and shared dispositive power over 2,509,794 shares. The address of State Street’s principal business office is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(8)

Includes 50,374 shares held by Dr. Clayman and 1,111,388 shares issuable upon the exercise of stock options exercisable within 60 days of April 26, 2021. Also includes (a) 373,769 shares held by the Michael D. Clayman 2006 Revocable Trust, of which Dr. Clayman and his spouse are co-trustees, (b) 24,600 shares held by the Michael D. Clayman 2006 Irrevocable Trust, of which Dr. Clayman and his spouse are co-trustees and (c) 388,683 shares of common stock held by Versant Development Fund III, LLC (“VDF III”), of which Dr. Clayman is a manager and minority member. Dr. Clayman disclaims any beneficial ownership of the shares held by VDF III except to the extent of his pecuniary interest in these shares.

(9)	Includes 56,048 shares held by Mr. Arkowitz and 112,511 shares issuable upon the exercise of stock options exercisable, and restricted stock units vesting, within 60 days of April 26, 2021.
(10)

Includes 31,099 shares held by Dr. Kelley and 96,837 shares issuable upon the exercise of stock options exercisable within 60 days of April 26, 2021. In April 2021, Dr. Kelley informed us that he was resigning as an employee of the Company.

(11)	Includes 30,824 shares held by Mr. Mahaffy and 125,000 shares issuable upon the exercise of stock options exercisable, and restricted stock units vesting, within 60 days of April 26, 2021.
(12)	Represents shares issuable upon the exercise of stock options exercisable, and restricted stock units vesting, within 60 days of April 26, 2021.
(13)

Includes 3,198 shares held by Mr. Colella and 79,500 shares issuable upon the exercise of stock options exercisable, and restricted stock units vesting, within 60 days of April 26, 2021. Also includes (a) 5,000 shares held by the Colella Family Exempt Marital Deduction Trust, of which Mr. Colella is a trustee and beneficiary; (b) 69,837 shares held by the Colella Family Trust UTA Dtd. 9/21/92, of which Mr. Colella is a trustee and beneficiary; (c) 250 shares held by Mr. Colella’s spouse; (d) 19,653 shares held by Colella Partners II, L.P., of which Mr. Colella is a general partner; (e) 943 shares held by Colella Family Partners, of which Mr. Colella is a general partner; (f) 388,683 shares held by VDF III; (g) 994,129 shares held by Versant Venture Capital III, L.P., which has its sole general partner in Versant Ventures III, LLC (“VV III”), of which Mr. Colella is a managing member; and (h) 5,871 shares held by Versant Side Fund III, L.P., of which VV III is the sole general partner. Mr. Colella disclaims any beneficial ownership of the shares held by VDF III, Versant Side Fund III, L.P., or Versant Venture Capital III, L.P., except to the extent of his pecuniary interest therein.

(14)	Includes 10,000 shares held by Ms. Merrifield and 88,500 shares issuable upon the exercise of stock options exercisable, and restricting stock units vesting, within 60 days of April 26, 2021.

(15) Includes 18,450 shares held by Mr. Milinazzo and 79,500 shares issuable upon the exercise of stock options exercisable, and restricting stock units vesting, within 60 days of April 26, 2021.

(16)

Includes 2,051 shares held by Mr. Stejbach and 1,580 shares held by the Mark P. Stejbach Revocable Trust UA 08-08-2016 and 74,000 shares issuable upon the exercise of stock options exercisable, and restricted stock units vesting, within 60 days of April 26, 2021.

(17)

Includes 2,228,639 shares held by all of our current executive officers and directors as a group and 2,565,188 shares that all of our current executive officers and directors as a group have the right to acquire from us within 60 days of April 26, 2021, pursuant to the exercise of stock options and settlement of RSUs. The shares held by VDF III, which are deemed to be beneficially owned by Dr. Clayman and Mr. Colella, are counted only once in this total.

EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities and Exchange Act of 1934, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2020 executive compensation program for our “named executive officers.”

This section discusses our executive compensation decisions for the year ended December 31, 2020, for the individuals who served as our principal executive officer and two other most highly compensated executive officers as of December 31, 2020, referred to as our “named executive officers” for 2020, or NEOs. Our NEOs are the following:

Name	Title
Michael D. Clayman, M.D.	President and Chief Executive Officer
David Arkowitz	Chief Financial Officer
Scott Kelley, M.D.*	Chief Medical Officer
*	In April 2021, Dr. Kelley informed us that he was resigning as an employee of the Company.

Executive Summary

Overview

We are a biopharmaceutical company focused on the discovery, development, and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, or OA, the most common form of arthritis. We have an approved product, ZILRETTA, which we market in the United States. We have a growing pipeline with two product candidates focused on the local treatment of musculoskeletal conditions: FX201 and FX301. FX201 is a gene therapy product candidate designed to provide “on demand” production of an anti-inflammatory protein, interleukin-1 receptor antagonist (IL-1Ra), whenever inflammation is detected in the joint. We believe FX201 has the potential to provide at least six months to one year of pain relief from OA of the knee and improve function. FX301 is a locally administered NaV1.7 inhibitor, known as funapide, formulated for extended release in a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral nerve block for management of post-operative pain. We aim to further build our pipeline through internal development and the selective addition of external opportunities.

Impact of COVID-19 on Our Business

COVID-19 has severely impacted our commercialization of ZILRETTA. For example, federal, state, and local governments have taken varying preventive and proactive measures to slow the spread of COVID-19. While some healthcare facilities and physician offices, particularly those in major markets, have reopened and rescheduled previously cancelled or postponed non-emergency or elective procedures, COVID-19 cases have increased, and new viral strains have emerged, which may result in additional delays in procedures or otherwise restricted patient visits. Even in those markets where facilities are operating with fewer restrictions, we believe patients continue to be reluctant to seek treatment for fear of contracting COVID-19. These impediments and disruptions in patient care have resulted in a decreased volume of ZILRETTA being administered, which has translated into decreased sales.

COVID-19’s impact on the healthcare industry is significant and impacted our clinical trials and disrupted development of our pipeline in 2020. For example, in April 2020, we temporarily suspended the active Phase 1 clinical trial evaluating the safety and tolerability of FX201. The decision was made in consideration of guidance from the FDA to ensure the safety of trial participants and minimize risk to trial integrity from disruptions caused by COVID-19. In addition, we decided to terminate the Phase 2 trial evaluating the efficacy of ZILRETTA in patients with shoulder OA and adhesive capsulitis, given the small number of patients enrolled in the trial, the uncertainty as to when we would be able to restart the study, and the costs required to maintain it in an inactive status.

The Compensation Committee determined base salaries, bonus structure, and 2020 annual equity grants for all employees, including executive officers, at its January 2020 meeting. Later in the first quarter of 2020, it became clear that COVID-19 would have a significant impact on our company and our near-term strategic priorities. In addition, despite the adverse effects of the pandemic on the economy and job security generally, 2020 saw a very high level of competition for talent in the biopharmaceutical space, and particularly in the Boston, Massachusetts, market, making it increasingly difficult for us to retain talented employees and incentivize them in the face of mounting business challenges. Accordingly, in March 2020 the Board deferred setting the Company’s annual corporate goals in order to gain better visibility into the extent and severity of the impact of COVID-19, the changing market for talent, and the need for related adjustments in compensation and the Board and the Compensation Committee continued to monitor the COVID-19 impacts on a regular basis.

By mid-2020, our business had begun to stabilize within the COVID-19 environment, and our strategic priorities to manage the impacts of COVID-19 and the competition for talent were better understood. Therefore, in July 2020, the Compensation Committee took three significant steps to address these challenges. First, it established corporate goals (subsequently approved by the Board) for the remainder of 2020 that it believed were achievable with significant effort despite the burden of COVID-19 on our business and, if achieved, would position our company for success during and after the pandemic. Second, it adjusted the criteria for performance-based 2020 equity grants to better reflect these newly adopted objectives and thereby drive meaningful performance. Third, it determined that competitive pressures necessitated the granting of a one-time, mid-year equity grant to substantially all employees to further align employee and company interests and improve competitiveness and retention in the labor market. Based in large part on these steps, we exceeded pandemic-adjusted expectations for our performance in 2020 and improved employee retention.

Corporate Performance Highlights

In 2020, we executed on our plans to accelerate ZILRETTA sales, advance ZILRETTA’s life cycle management plans, advance our pipeline, and meet our financial objectives under exceptionally challenging conditions. The Compensation Committee considered the achievements described below in determining achievement of our corporate goals. Certain elements of executive compensation are tied to the level of corporate goal achievement as described further below.

Highlights of our performance in 2020 include:

•

ZILRETTA sales and related advancement. The full-year sales of ZILRETTA totaled $85.6 million in 2020, exceeding our post-pandemic target of $85 million and analyst consensus estimate (as of November 2020) of $84.9 million. Throughout 2020, we tracked and reported key metrics that served to provide visibility into our commercial progress since launching ZILRETTA in November 2017. As of December 31, 2020, 4,248 of our over 5,000 target accounts (over 80%) had purchased ZILRETTA. Further, 3,321 of ordering accounts had placed at least one reorder for additional product. In addition, 1,242 of our ordering accounts had made ZILRETTA purchases of more than 50 units; 1,170 accounts had purchased 11-50 units; and 1,836 accounts had purchased between 1-10 units. Ordering accounts purchasing more than 50 ZILRETTA units were responsible for 89% of the total ZILRETTA units purchased (345,697 units) since the launch in November 2017 through December 31, 2020.

•

ZILRETTA lifecycle management. During 2020, we advanced ZILRETTA lifecycle management by (i) launching new marketing materials to reflect the December 2019 approval of our sNDA that removed the words “not intended for repeat administration” from the Limitation of Use on the product’s label (which we believe had been limiting the product’s adoption); (ii) securing feedback from FDA on advancing the shoulder OA program; (iii) initiating analyses of claims and quality-improvement databases designed to provide insight into real-world product usage and effectiveness supporting commercial optimization; and (iv) capturing customer and sales representative feedback on a potential new commercial product image.

•

Pipeline advancement. In 2020, we materially advanced our product pipeline by: (i) completing enrollment of Cohorts 1 (low-dose) and 2 (mid-dose) in our first-in-human FX201 study, despite the challenges imposed by COVID-19; (ii) completing manufacturing of a second Good Manufacturing Practice-compliant drug substance batch of FX201; (iii) executing a successful pre-IND meeting with FDA regarding a potential FX301 Phase 1 study; (iv) advancing manufacturing to support that FX301 study, including completion of Good Manufacturing Process-compliant novel excipient, drug substance, and drug product manufacturing for use in supporting an Investigational New Drug (“IND”) application and Phase 1 clinical development; (v) establishing a favorable nonclinical safety profile to support the proposed Phase 1 clinical dose range, including Good Laboratory Practice-compliant toxicology and safety pharmacology studies for the drug product; and (vi) drafting all segments of an FX301 IND application for submission to FDA in early 2021.

•

Financial objective. We ended 2020 with $175.3 million in cash, which we attained by (i) achieving $85.6 million in annual ZILRETTA sales, (ii) reducing annual cash burn to $78 million from $154 million in the prior year, (iii) implementing a rigorous cash management plan that resulted in approximately $50 million in operating expense, inventory, and capital expenditure reductions against budget, and (iv) completing a public offering of our common stock in May 2020 that resulted in net proceeds of approximately $96.8 million. We also established an at-the-market equity facility that could be used to raise an additional $100 million in financing.

New Corporate Governance Initiatives

In keeping with good corporate governance, and to further align with stockholder interests, we have taken the following actions:

•	We adopted a clawback policy. We have implemented a “clawback” policy for the recoupment of certain incentive compensation from current or former executive officers, as further described below.
•

We adopted stock ownership guidelines. We have adopted stock ownership guidelines for our non-employee directors and executive officers to further strengthen the alignment of their interests with those of our stockholders, as further described below.

Compensation Highlights

Key features of our executive compensation program include the following:

•

We tie pay to performance. We structure a significant portion of our NEOs’ compensation to be variable, at risk, and tied directly to our measurable performance. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target long-term incentive compensation grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders. The following charts show the portion of the target 2020 total direct compensation of our Chief Executive Officer and other NEOs that were “at-risk,” which consists of the target annual performance bonus and target long-term equity awards granted in 2020.

Name	Target Short-Term Incentive	Target Long-Term Incentive
Michael D. Clayman, M.D.	$1,069,735	$5,297,563
David Arkowitz	$645,783	$1,149,093
Scott Kelley, M.D.	$630,320	$1,149,093

90% of our Chief Executive Officer’s total direct target compensation was at risk, with 83% attributable to long-term equity awards and 7% attributable to an annual target bonus award based upon whether we achieved pre-established performance goals. Target short-term incentive compensation consists of base salary and target bonus, while target long-term incentive compensation consists of the grant date fair value of the target equity awards. In 2020, Dr. Clayman’s target equity award included up to 175,000 performance-vesting restricted stock unit (“RSU”) awards, which were subject to vesting over four years if the Company achieved at least $130 million in ZILRETTA revenue, which target was adjusted in July 2020 as described below. The target long-term incentive for Dr. Clayman is based on the grant date fair value of the total target equity award, which includes the performance-vesting RSUs.

•

Our executive bonuses are dependent on meeting key corporate objectives. Our annual performance-based bonus opportunities for all of our NEOs are dependent upon our achievement of annual corporate objectives established each year. No bonuses are guaranteed. Historically, the Compensation Committee has set annual corporate objectives in the first quarter of each year for approval by the Board. As discussed above, however, due to the impacts of COVID-19 on our business and our near-term strategic priorities, the Board postponed setting the Company’s 2020 annual corporate goals until it could gain better visibility into the extent and severity of those impacts. Once the situation had stabilized sufficiently, the Board approved corporate goals for the remainder of 2020 that it believed were challenging yet achievable despite the burden of COVID-19 on our business and, if achieved, would position our company for success during and after the pandemic. Ultimately, it was determined that we met 105% of these corporate goals, and our employees’ bonuses, including those of our NEOs, reflected this.

•

We emphasize long-term equity incentives. Equity awards, including stock options and RSUs, are an integral part of our executive compensation program and comprise the primary at-risk portion of our NEO compensation package. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

•

We grant performance-vesting awards. In 2020, we granted performance-vesting RSU awards to both our Chief Executive Officer and our Chief Commercial Officer as a part of their annual grants. The performance-vesting portion of Dr. Clayman’s award would only vest if we achieved a ZILRETTA revenue goal, and, because 2020 sales were less than initial projections due to the COVID-19 pandemic, only two-thirds of the shares underlying the RSU award were ultimately earned and eligible to vest. In 2021, we continued to include a performance vesting component in our Chief Executive Officer’s annual equity grants, with approximately 60% of the aggregate value of Dr. Clayman’s long-term equity incentives subject to performance vesting.

•

Our Compensation Committee adjusts the equity granted to our executive officers to reflect stockholder interests. In early 2021, the Compensation Committee determined that, despite the Company achieving its pre-established financial and operational goals for 2020 at the 105% level, the value of the long-term equity incentives granted to our executive officers in 2021 would be reduced by 25% in light of the Company’s stock price performance during 2020.

•

We do not automatically pay compensation on a change in control of the company. Change of control payments are limited to double-trigger payments, which require termination other than for cause or resignation for good reason in connection with a change of control in order to trigger payments.

•

We do not offer gross-ups in connection with severance or change of control transactions. We do not have contracts that provide our executive officers with any excise tax or other tax gross-ups, which are payments to an officer in an amount equal to the taxes the officer incurred based on his or her compensation.

•

We generally do not provide executive perquisites. We generally do not offer any special executive fringe benefits or perquisites to our executives, such as car allowances, personal security, or financial planning advice. Our executives are generally eligible to participate in the same benefits as our other employees.

•

We adopted a clawback policy. In March 2021, we implemented a “clawback” policy for the recoupment of certain incentive compensation from current or former executive officers, as further described under Other Features of Our Compensation Program—Clawbacks, below.

•

We adopted stock ownership guidelines. In March 2021, we adopted stock ownership guidelines for our non-employee directors and executive officers to further strengthen the alignment of their interests with those of our stockholders, as further described under Other Features of Our Compensation Program—Stock Ownership Guidelines, below.

•

We obtain input from an independent compensation consultant. The Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that the Compensation Committee can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace, and other industry data points.

•	We prohibit any and all hedging and pledging of Company stock.

Overview of Our Executive Compensation Program

The Compensation Committee conducts oversight of our compensation program and policies. Our executive compensation philosophy is based on the following objectives:

•	Aligning executive interests and stockholder interests through long-term incentives linked to Company performance;
•	Attracting, retaining, and motivating superior executive talent who exemplify and enhance Company culture; and
•	Providing incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention.

Our executive compensation program generally consists of the following three principal components: base salary, annual performance-based bonuses, and long-term incentive compensation. We also provide our executive officers with severance and change-in-control payments and benefits, as well as other benefits generally available to all our employees, including retirement benefits under the company's 401(k) plan and participation in employee benefit plans. The following table summarizes the three principal components of compensation, their objectives, and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Reviewed and determined based on a number of factors, including individual performance, internal equity, retention, expected cost of living increases, and the overall performance of our company, and by reference to market data provided by the Compensation Committee’s compensation consultant.

Annual Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives.

Target annual performance bonus opportunities, expressed as a percentage of base salary, are reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Actual bonus payments are based upon specific corporate performance determined by the Compensation Committee, as well as other performance factors that the Compensation Committee deems relevant.

Long-Term Incentive (at-risk equity)

Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages continued employment over the long term.

Annual equity awards are reviewed and determined at the beginning of each year or as appropriate during the year for new hires, promotions, or rewards for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity among executives, and competitive market data provided by the Compensation Committee’s compensation consultant.

Equity awards are provided in the form of stock options that generally vest 25% on the first anniversary of the vesting commencement date and 1/48 vesting monthly thereafter and RSUs that generally vest in annual installments rather than monthly over a four-year period subject to continued service with us. Equity awards may also vest based on performance goals, such as RSU grants in 2020 to our Chief Executive Officer. Stock options and RSUs are key aspects of our “pay-for-performance” philosophy, providing a return that increases as the market price of our stock appreciates and, in the case of performance-vesting equity, only if we meet designated performance goals.

In evaluating our executive compensation program and policies, as well as the short- and long-term value of our executive compensation plans and arrangements, the Compensation Committee focuses on providing a competitive compensation package that provides significant short- and long-term incentives for the achievement of measurable corporate objectives and individual contribution towards our corporate performance. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value.

We do not currently have formal policies for allocating compensation among base salary, annual performance bonuses, and equity awards, short- and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a target total direct compensation opportunity for each named executive officer that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. A significant portion of our NEOs’ target total direct compensation opportunity is comprised of “at-risk” compensation in the form of an annual performance bonus opportunity and equity awards tied to stockholder returns, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation

The Compensation Committee reviews and makes decisions with respect to all compensation paid to our executive officers, including our NEOs. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations. In making his recommendations, the Chief Executive Officer reviews various third-party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses his recommendations with the Compensation Committee and the Board, he does not participate in the deliberations concerning, or the determination of, his own compensation. The Compensation Committee or the Board discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee or the Board to make presentations, provide financial or other background information or advice, or otherwise participate in the Compensation Committee or Board meetings.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program and determines the principal components of compensation (base salary, performance bonus, and equity awards) for our executive officers on an annual basis, typically at the beginning of each fiscal year; however, decisions may occur during the year for new hires, promotions, or other special circumstances as the Compensation Committee determines appropriate. Neither the Board nor the Compensation Committee delegates authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy regarding the timing of equity awards to our executive officers; awards are generally approved at a meeting of the Compensation Committee in January of each year.

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. In fiscal year 2020, we retained Radford, which is part of the Rewards Solutions practice at Aon plc, to provide executive compensation consulting services to the Compensation Committee and assist it in reviewing our executive compensation programs, making compensation decisions for each of our executive officers, and ensuring that our compensation programs remain competitive in attracting and retaining talented executives. The compensation consultant reports directly to the Compensation Committee, which maintains the authority to direct its work and engagement. The compensation consultant interacts with management to gain access to company information that is required to perform its services and to understand the culture and policies of our organization.

Radford’s engagement with respect to 2020 executive compensation decisions included conducting a review of the design and competitive positioning of our compensation programs for our Chief Executive Officer, other executive officers, and non-employee directors in preparation for making compensation decisions for 2020, reviewing our aggregate long-term incentive practices, and updating its prior compensation study regarding equity grant practices. As part of the in-depth review for 2020 compensation, Radford provided the Compensation Committee with the following services, which the Compensation Committee used to make decisions related to compensation for 2020:

•

reviewed and provided an analysis of the compensation arrangements for all of our NEOs, including the design and structure of our annual cash incentive bonus plan and equity-based incentive compensation program;

•	advised on the design and structure of our cash and equity incentive compensation programs;
•	prepared an analysis of our share usage under our equity incentive plan;
•	updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation;
•	provided recommendations and assisted with developing our peer group;
•	provided compensation data for similarly situated executive officers at companies in our peer group; and
•	reviewed and provided recommendations on the compensation program for our non-employee directors.

The Compensation Committee considered whether the work of Radford raised any conflict of interest, taking into account the following factors: (i) the amount of fees paid to the compensation consultant, as a percentage of the firm’s total revenue; (ii) the provision of other services to us by the compensation consultant; (iii) the compensation consultant’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; (v) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with any of our executive officers or any members of the Compensation Committee; and (vi) any shares of our common stock owned by the compensation consultant or the individual compensation advisors employed by the firm. Based on these factors, the Compensation Committee concluded that the work of Radford and the individual compensation advisors employed by Radford did not create any conflict of interest.

Peer Group and Market Data

In addition to Company performance, the Compensation Committee also considers market data from similar companies in our industry. The Compensation Committee engaged Radford to work with the Compensation Committee in order to define a peer group to use to assist in setting NEO compensation for 2020.

Radford performed an analysis and compiled a list of 20 peer companies that are comparable to the Company in terms of business activities, stage of development, revenue, headcount, and market capitalization. Radford proposed a group of specialty pharmaceutical and biotechnology companies based on those attributes. The Compensation Committee approved the peer group listed below at the end of 2019 and utilized the peer group as a factor in making 2020 compensation decisions for our NEOs.

Peer Group Companies 2020
Aerie Pharmaceuticals	Omeros
Akebia Therapeutics	Pacira BioSciences
Anika Therapeutics	Portola Pharmaceuticals*
Collegium Pharmaceutical	Radius Health
Corcept Therapeutics	Retrophin (now Travere)
Dermira*	Rigel Pharmaceuticals
Eagle Pharmaceuticals	Sorrento Therapeutics*
Halozyme Therapeutics*	Supernus Pharmaceuticals
Heron Therapeutics	Vanda Pharmaceuticals
Karyopharm Therapeutics	Vericel
*	Removed from the list of peers for 2021.

Radford completed an assessment of executive compensation data based on our 2020 peer group to inform the Compensation Committee’s determinations of executive compensation for 2020. The data used for this assessment was compiled from (i) the 2020 peer group companies’ publicly disclosed information, or public peer data and (ii) data from the Radford Global Life Sciences Survey with respect to the 2020 selected peer group companies listed above, or the peer survey data. The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position. The peer survey data and the public peer data are collectively referred to as market data, and were reviewed by the Compensation Committee, with the assistance of Radford, and used as a reference point, in addition to other factors, in setting our named executive officers’ compensation.

Radford prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (value based on an approximation of grant date fair value), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation).

The Compensation Committee’s general aim is for compensation to remain competitive with the market, falling above or below the median of the market data as appropriate based on corporate and individual executive performance, and other factors deemed to be appropriate by the Compensation Committee. Due to our limited history as a public company and our evolving and growing business, we have not developed a specific market positioning or “benchmark” that we consistently aim for in setting compensation levels; instead, the Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each named executive officer based on various facts and circumstances appropriate for our company in any given year. Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that the Compensation Committee considers in making compensation decisions, and therefore individual named executive officer compensation may fall at varying levels as compared to the market data.

In preparation for making 2021 executive compensation decisions, Radford assisted the Compensation Committee in reviewing its peer group and making adjustments. The recommended changes were made due to certain companies on the peer group list above having experienced material changes in market cap or revenues or having been the target of M&A activity.

Peer Group Companies 2021
Aerie Pharmaceuticals	Karyopharm Therapeutics
Akebia Therapeutics	Omeros
AMAG Pharmaceuticals**	Pacira BioSciences
Anika Therapeutics	Radius Health
BioDelivery Sciences**	Retrophin (now Travere)
Collegium Pharmaceutical	Rigel Pharmaceuticals
Corcept Therapeutics	Supernus Pharmaceuticals
Eagle Pharmaceuticals	Vanda Pharmaceuticals
Esperion Therapeutics**	Vericel
Heron Therapeutics
**	Added to the list of peers for 2021.

Factors Used in Determining Executive Compensation

The Compensation Committee sets the compensation of our executive officers at levels the Committee determines to be competitive and appropriate for each named executive officer, using the Committee’s professional experience and judgment. Compensation decisions are not made by use of a formulaic approach; the Compensation Committee believes that these decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the following factors:

•	our corporate performance and business needs;
•	each NEO’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company;
•	internal pay equity among our NEOs and positions;
•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry;
•	a range of market data reference points, as described above under “Peer Group and Market Data”;
•	the total compensation cost and stockholder dilution from executive compensation actions;
•	trends and compensation paid to similarly situated executives within our market;
•	its compensation consultant’s recommendations;
•	a review of each named executive officer’s total targeted and historical compensation and equity ownership; and
•	our CEO’s recommendations, based on the CEO’s direct knowledge of the performance of each NEO and the CEO’s review of competitive market data.

SUMMARY Compensation Table

The following table shows compensation awarded to, paid to, or earned by, the Company’s NEOs for the fiscal years ended 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation ($)		Total ($)
Michael D. Clayman, M.D.	2020	648,324	442,481	3,577,063	1,720,500	36,660	(4)	6,425,028
President, CEO and Co-Founder	2019	621,000	401,631	—	2,717,909	36,820		3,777,360
David Arkowitz	2020	445,367	210,436	1,004,943	144,150	41,716	(5)	1,846,612
Chief Financial Officer	2019	410,437	163,370	531,000	168,698	40,181		782,686
Scott Kelly, M.D.	2020	434,703	205,397	1,004,943	144,150	40,737	(6)	1,829,930
Chief Medical Officer	2019	420,003	167,161	531,000	168,698	39,370		1,326,232
(1)

Annual bonuses are granted after the completion of each calendar year at the Compensation Committee’s discretion, taking into account the Company’s performance against corporate goals as described above under “Annual Performance-Based Bonus Opportunity.”

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the restricted stock unit awards granted during the respective fiscal year computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements included in our Annual Report filed on Form 10-K filed with the SEC on March 10, 2021. Due solely to the timing of grant dates of awards as determined by the Compensation Committee, the 2019 awards in this column include awards based on performance during fiscal year 2018 that were granted in March 2019. Due to the timing of the grant dates of the awards, the 2020 awards in this column include awards based on performance during fiscal year 2019 that were granted in March 2020, as well as grants made in July 2020. Also due to the timing of grant dates of awards as determined by the Compensation Committee, awards based on performance during fiscal 2020 were granted in March 2021 and, as a result, are not included. A portion of Dr. Clayman’s restricted stock units granted in 2020 included 175,000 performance-vesting restricted stock units subject to vesting in the event the Company achieved $130 million in ZILRETTA revenue in 2020 (the “RSU Milestone”). The grant date fair value of such performance-vesting restricted stock units was determined to be $0 under ASC 718 based upon a determination that, as of the grant date, it was not probable that the RSU Milestone would be achieved. The grant date fair value of such performance-vesting restricted stock units, based on achieving the maximum level of performance under the awards as of the grant date, under ASC 718 would be $2,761,500 for Dr. Clayman. Due to the negative impact of COVID-19 on sales of ZILRETTA, on July 16, 2020, the RSU Milestone was amended to allow for the vesting of less than 175,000 shares based on three additional tiers of annual ZILRETTA sales of less than $130 million, as further described under “Equity-Based Incentive Awards” below. The fair value of such performance-vesting restricted stock units, based on achieving the maximum level of performance under the awards as of the modification date, as computed in accordance with

ASC 718, would be $2,329,250. $85.6 million of ZILRETTA revenue was achieved in 2020, and therefore, based on the revised vesting tiers, 55,500 of such performance-based restricted stock units were cancelled and forfeited.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective fiscal year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements included in our Annual Report filed on Form 10-K filed with the SEC on March 10, 2021. Due solely to the timing of grant dates of awards as determined by the Compensation Committee, the 2019 awards in this column include awards based on performance during fiscal year 2018 that were granted in March 2019. Due to the timing of the grant dates of the awards, the 2020 awards in this column include awards based on performance during fiscal year 2019 that were granted in March 2020. Also due to the timing of grant dates of awards as determined by the Compensation Committee, awards based on performance during fiscal 2020 were granted in March 2021 and, as a result, are not included. A portion of Dr. Clayman’s stock options granted in 2019 included performance-vesting stock option awards subject to vesting in the event the Company achieved $75 million in ZILRETTA revenue in 2019 (the “Option Milestone”). The grant date fair value of such performance-vesting stock options was determined to be $0 under ASC 718 based upon a determination that, as of the grant date, it was not probable that the Option Milestone would be achieved. The grant date fair value of such performance-vesting stock options, based on achieving the maximum level of performance under the awards as of the grant date, under ASC 718 would be $3,373,956 for Dr. Clayman. The Option Milestone was not achieved in 2019, and all 70,000 of such performance-based stock option awards were cancelled and forfeited. Thus, the amount reflected in the table for Dr. Clayman in 2019 represents the grant date fair value of the 290,000 stock options with time-based vesting.

(4)

Amounts for 2020 consist of the following: (i) $5,539 for life insurance premiums; (ii) $17,583 for health, dental, and vision insurance premiums; (iii) $712 for long-term disability premiums; and (iv) $12,825 of matching and safe-harbor contributions to our 401(k) plan. For more information regarding these benefits, see above under “Perquisites, Health, Welfare, and Retirement Benefits.”

(5)

Amounts for 2020 consist of the following: (i) $1,875 for life insurance premiums; (ii) $26,303 for health, dental, and vision insurance premiums; (iii) $712 for long-term disability premiums; and (iv) $12,825 of safe-harbor contributions to our 401(k) plan. For more information regarding these benefits, see above under “Perquisites, Health, Welfare, and Retirement Benefits.”

(6)

Amounts for 2020 consist of the following: (i) $2,879 for life insurance premiums; (ii) $23,421 for health, dental, and vision insurance premiums; (iii) $712 for long-term disability premiums; (iv) $12,825 of matching and safe harbor contributions to our 401(k) plan; and (v) $900 of matching contributions to a health savings account. For more information regarding these benefits, see above under “Perquisites, Health, Welfare, and Retirement Benefits.”

Narrative Disclosure to Summary Compensation Table

Base Salary

The Compensation Committee approved the following 2020 base salaries for each of the NEOs, which were effective as of January 1, 2020.

Name	2020 Base Salary ($)	% Change from 2019 Base Salary
Michael D. Clayman, M.D.	648,324	4.4%
David Arkowitz	445,367	8.5%
Scott Kelley, M.D.	434,703	3.5%

The Compensation Committee determined the salary adjustments for Dr. Clayman, Mr. Arkowitz, and Dr. Kelley based on the amount the Compensation Committee determined was appropriate, taking into account the market data in addition to an evaluation of each NEO’s and the Company’s performance. Mr. Arkowitz’s 2020 salary increase reflects an adjustment based on market data for peer group CFOs and the Compensation Committee’s determination to bring his base salary to at least the median level, the Company’s retention goals in the then-current job market, and Mr. Arkowitz’s assumption of increased job responsibilities. Dr. Clayman’s base salary adjustment was based primarily on market data for peer group CEOs and reflects the Compensation Committee’s determination to bring his base salary closer to the median level. Dr. Kelley’s base salary adjustment was based primarily on market data for peer group chief medical officers and reflects the Compensation Committee’s determination to bring his base salary closer to the median level.

Annual Performance-Based Bonus Opportunity - Cash Bonus

For 2020, the Compensation Committee applied its annual performance-based bonus program for the NEOs based on each NEO’s individual target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which the Company achieved key 2020 corporate goals.

In early 2020, the Compensation Committee reviewed the target bonus percentages for each of our NEOs and maintained our Chief Executive Officer’s target bonus percentage at 65% and determined that each of our other NEO’s target bonus percentages should be increased to 45% to promote internal equity and consistency across the executive team. Each NEO’s 2020 target bonus percentage approved by the Compensation Committee is set forth below:

Name	Target Bonus (% of Base Salary)	Target Amount
Michael D. Clayman, M.D.	65%	$421,411
David Arkowitz	45%	$200,415
Scott Kelley, M.D.	45%	$195,616

Typically, annual corporate goals are determined by the Board after recommendation by the Compensation Committee and communicated to the NEOs early in the year. The annual goals are comprised of the Company’s corporate goals and various business accomplishments tied to the Company’s overall strategic objectives. Although the cash bonus amount paid to NEOs is based on Company performance, the Compensation Committee retains the discretion to adjust bonus payouts for individual performance or other factors they determined appropriate and material to the Company’s corporate performance, including events or circumstances that arise after the original corporate goals were set and/or overall value created for stockholders during the year. In the first quarter of 2020, in light of the recent emergence of COVID-19, the Board determined that it was prudent to gain better visibility into the impact that COVID-19 would have on the Company’s business and near-term strategic priorities before setting the annual corporate objectives. By mid-2020, the Company’s business had begun to stabilize within the COVID-19 environment, and the Company’s strategic priorities to manage the impacts of COVID-19 were better understood. Therefore, in July 2020, the Compensation Committee established corporate goals (subsequently approved by the Board) for the remainder of 2020 that it believed were achievable with significant effort despite the burden of COVID-19 on our business and, if achieved, would position our company for success during and after the pandemic. The Compensation Committee did not exercise any discretion in adjusting NEO bonuses from achievement of corporate goals for 2020, nor did it adjust the 2020 corporate objectives despite the fact that COVID-19 continued to negatively impact the Company’s business, including its ability to grow ZILRETTA sales, during the remainder of 2020.

The 2020 corporate goals established by the Board for our NEO performance bonus program, their associated weightings, and actual achievement percentages are set forth in the following chart. The Compensation Committee based the percent achievement on a combination of objective performance and the Compensation Committee’s qualitative assessment of Company performance.

2020 Corporate Goal	% Weighting	2020 Achievement	% Achievement
Meet or exceed adjusted ZILRETTA revenue goal of $85M	60%	The Compensation Committee determined that, based on 2020 annual revenue from sales of ZILRETTA of $85.6 million, we achieved 104% of our goal.	62%
Execute against ZILRETTA life cycle management plan	10%	The Compensation Committee determined that we advanced ZILRETTA life cycle management as effectively as possible, including securing FDA feedback on shoulder OA study design, and had achieved 100% of our goal.	10%
Complete FX201 first-in-human study enrollment Complete FX301 IND-enabling work	10%	The Compensation Committee determined that we effectively advanced our product pipeline, including completing enrollment of Cohorts 1 and 2 in our FX201 first-in-human study and drafting all segments of an Investigational New Drug application for FX301 for submission in 2021, and had achieved 100% of our goal.	10%
End 2020 with a cash balance of at least $158 million	20%	The Compensation Committee determined that, based on a $175 million cash balance as of December 31, 2020, reduced cash burn, a successful public offering, and the establishment of an at-the-market facility for up to $100 million in additional financing, we achieved 115% of our goal.	23%
Total 2020 Achievement	100%		105%

The following table shows each NEO’s actual 2020 bonus amount, which was paid in 2021, the percentage of such bonus that the Compensation Committee determined was achieved, and the actual amount of 2020 bonuses that were paid to the NEOs:

Name	Actual Bonus Awarded ($)	Actual Bonus Awarded (% of Target Bonus)
Michael D. Clayman, M.D.	$442,481	105%
David Arkowitz	$210,436	105%
Scott Kelley, M.D.	$205,397	105%

Equity-Based Incentive Awards

We have historically granted equity awards to our NEOs in the form of stock options. In connection with its 2019 compensation decisions, the Compensation Committee, in consultation with Radford, evaluated the appropriate form of equity compensation and determined that our long-term incentive compensation program for our NEOs should be adjusted to incorporate RSUs as well as stock options. The Compensation Committee believes that stock options are inherently performance-based, and automatically link executive pay to stockholder return, as the value realized, if any, from an award of stock options is dependent upon, and directly proportionate to, appreciation in stock price. Regardless of the reported value in the Summary Compensation Table, our NEOs will only receive value from their stock option awards if the price of our common stock increases above the price of our common stock at the time of the stock option grant and remains above such price as the stock options continue to vest. The Compensation Committee also believes adding RSUs is appropriate because these awards cover fewer shares than stock options, minimize dilution to our stockholders, provide a return based directly on the market price of our shares, provide retention value, and are used by more than half of our peer group.

The 2020 equity awards granted to our NEOs are reflected, in the aggregate, in the table below. The Compensation Committee approved the grant of these awards in March 2020 and July 2020 to the NEOs.

		Restricted Stock Units (RSUs)
Name	Stock Options	Performance-Vesting Annual Awards	Other Annual Awards	One-Time Retention Awards
Michael D. Clayman, M.D.	185,000	175,000	-	93,750
David Arkowitz	15,500	-	31,000	38,750
Scott Kelley, M.D.	15,500	-	31,000	38,750

In determining the size of the annual equity-based awards granted to our NEOs in March 2020, the Compensation Committee considered market data, burn-rate of stock grants issued versus shares outstanding, and the incentive and retentive qualities of the various types of equity-based awards. For all NEOs except our Chief Executive Officer, the Compensation Committee believed the mix of one-third stock options and two-thirds RSUs provided the appropriate balance to align the NEOs’ interests with those of our stockholders. With respect to our Chief Executive Officer, the Compensation Committee determined it was appropriate that he receive approximately 60% of his annual grant in RSUs but structured his grant so that a portion of it would only vest based on achievement of a stretch ZILRETTA revenue performance goal, in order to further align our Chief Executive Officer’s interests with stockholder value.

As granted in March 2020, our Chief Executive Officer’s annual RSU award covered 175,000 shares of common stock with vesting that was contingent upon the Company achieving $130 million in ZILRETTA revenue in 2020. By July 2020, however, it became apparent that the COVID-19 pandemic would significantly impact those sales, and the Compensation Committee revised our Chief Executive Officer’s original 2020 performance-based award on July 16, 2020, to add lower sales performance vesting thresholds, which the Compensation Committee deemed reasonable and rigorous in light of the exceptionally challenging conditions and the need to further incentivize our Chief Executive Officer. Under these revised thresholds, the performance-based RSUs would vest as to (i) 59,375 shares if 2020 annual sales were at least $75 million and less than $85 million, (ii) 118,750 shares if 2020 annual sales were exactly $85 million, (iii) all 175,000 shares if 2020 annual sales were $130 million or greater, and (iv) a linear interpolation between 118,750 shares and 175,000 shares based on where 2020 sales fell between $85 million and $130 million. ZILRETTA revenue in 2020 totaled $85.6 million, exceeding the Company’s revised annual sales goal of $85 million, resulting in 119,500 RSUs being earned and eligible to vest, and 55,500 RSUs being forfeited. After taking this forfeiture into account, Dr. Clayman’s 2020 equity compensation remained at approximately the 50th market percentile.

Due to the uncertainties and business challenges caused by the COVID-19 pandemic and the very high level of competition for employees in the biopharmaceutical space, particularly in the Boston, Massachusetts, market, it became increasingly difficult to retain talented employees and incentivize them in the face of mounting business challenges during 2020. In light of this, in July 2020, the Compensation Committee approved the grant of RSUs to substantially all the Company’s employees, including executive officers, as a means of retention and to provide a long-term incentive for employees to continue diligently working toward business goals despite the additional challenges. The number of shares of the Company’s common stock subject to each RSU was generally equal to the employee’s target annual equity grant, except for Dr. Clayman, whose RSU grant was limited to half of his target annual award. This resulted in an RSU grant to Dr. Clayman covering 93,750 shares, and an RSU grant to each of Mr. Arkowitz and Dr. Kelley covering 38,750 shares. The retention RSUs granted to our executive officers vest in equal annual installments over a three-year period.

All of the 2020 stock options and RSU awards were granted pursuant to the 2013 Equity Incentive Plan (the “2013 Plan”). All options were granted with a per-share exercise price equal to no less than the fair market value of a share of the Company’s common stock on the date of grant of each award. The stock option awards and RSU awards (other than a portion of Dr. Clayman’s RSU awards and the retention RSU awards granted in July 2020, as described above) each vest over a four-year period, with RSUs vesting 25% on each of the first four anniversaries of the vesting commencement date and stock options vesting 25% on the first anniversary of the vesting commencement date and 1/48th vesting monthly thereafter until fully vested, and accelerate vesting upon the occurrence of a change of control and the option holder’s termination of service under certain circumstances.

Other Features of Our Compensation Program

Executive Employment Agreements

We maintain offer letters or employment agreements with each of our NEOs. Each offer letter or employment agreement provides for “at-will” employment and describes such NEO’s base salary, discretionary cash bonus target, and any equity-based or cash-based grant, including inducement grants. This compensation and any performance-based and annual changes to this compensation are subject to review by the Compensation Committee. Each NEO’s offer letter or employment agreement also describes the benefits available, conditions of employment, severance eligibility, and change of control severance benefits. The terms of these letters and agreements are described below:

•

Employment Agreement with Dr. Clayman. We entered into a letter agreement with Dr. Clayman in November 2007 setting forth the terms of his employment, subsequently amended and restated the agreement in September 2013, and further amended the agreement in March 2014. Pursuant to his agreement, Dr. Clayman is entitled to an annual base salary, subject to increase by the Board, and he is eligible to receive an annual cash performance bonus based on a percentage of his base salary as described above under “Annual Performance-Based Bonus Opportunity – Cash Bonus.” Dr. Clayman is additionally entitled to certain severance and change of control benefits, the terms of which are described below under “Severance and Change of Control Benefits.”

•

Employment Agreement with Mr. Arkowitz. We entered into a letter agreement with Dr. Arkowitz in April 2018 setting forth the terms of his employment. Pursuant to his agreement, Mr. Arkowitz is entitled to an annual base salary, subject to increase by the Board, and he is eligible to receive an annual cash performance bonus based on a percentage of his base salary as described above under “Annual Performance-Based Bonus Opportunity – Cash Bonus.” Mr. Arkowitz is additionally entitled to certain severance and change of control benefits, the terms of which are described below under “Severance and Change of Control Benefits.”

•

Employment Agreement with Dr. Kelley. Dr. Kelley was appointed the Company’s Chief Medical Officer in December 2017 and commenced employment under this position on January 1, 2018. Pursuant to his agreement, Dr. Kelley was entitled to an annual base salary, subject to increase by the Board, and he was eligible to receive an annual cash performance bonus based on a percentage of his base salary as described above under “Annual Performance-Based Bonus Opportunity – Cash Bonus.” Dr. Kelley is additionally entitled to certain severance and change of control benefits, the terms of which are described below under “Severance and Change of Control Benefits.”

Severance and Change of Control Benefits

Under the terms of their offer letters, employment agreements, and our Change of Control Severance Benefit Plan, each of the NEOs is eligible for severance benefits (cash payments, payments for COBRA premiums, and equity acceleration) upon a termination without cause or a resignation for good reason, either alone or within one month prior to or twelve months following a change of control transaction. We do not maintain any agreements with NEOs providing for tax gross-ups in connection with severance or change of control transaction. The Compensation Committee reviewed, and our Board approved, these severance benefits after a review of market data provided by Radford, to ensure that the benefits remain appropriately structured and at reasonable levels. All change of control payments are structured to be on a “double-trigger” basis, requiring an involuntary termination in connection with the change of control transaction. The Board and Compensation Committee believes that these severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change of control transaction or period of uncertainty.

Our NEOs each hold stock options and RSUs under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change of control provisions in such equity incentive plans and forms of stock option agreements are provided below under “Equity Compensation Arrangements.”

Regardless of the manner in which a NEO’s service terminates, the NEO is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay.

Pursuant to the terms of their employment agreements and the Company’s Change of Control Severance Benefit Plan, each of the NEOs is entitled to certain severance and change of control payments and benefits. In order to receive any severance benefits, each NEO must execute a release and waiver of claims within a set deadline as specified in his or her respective employment agreement and must also fully comply with the obligations under his or her respective proprietary information, inventions, non-solicitation, and non-competition agreement. The Company grants the severance benefits described below in order to attract and retain top executive talent. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change of control because the severance benefits are also intended to mitigate any reluctance of our executive officers to diligently consider and pursue potential change of control transactions that may be in the best interests of our stockholders.

The following table summarizes the severance benefits available to our NEOs.

Termination	Type of Severance	Dr. Clayman	Mr. Arkowitz	Dr. Kelley
Termination without cause or resignation for good reason	Cash	Base salary for 18 months	Base salary for 15 months	Base salary for 15 months
	Benefits	COBRA premiums or health care benefit payments up to 18 months as eligible	COBRA premiums or health care benefit payments up to 15 months as eligible	COBRA premiums or health care benefit payments up to 15 months as eligible
Termination without cause or resignation for good reason one month prior to or twelve months following a Change of Control	Cash and/or equity	•Base salary for 24 months •Annual target cash bonus for the year in which the termination occurs •All unvested stock awards vest	•Base salary for 18 months •Annual target cash bonus for the year in which the termination occurs •All unvested stock awards vest	•Base salary for 18 months •Annual target cash bonus for the year in which the termination occurs •All unvested stock awards vest
	Benefits	COBRA premiums or health care benefit payments up to 24 months as eligible	COBRA premiums or health care benefit payments up to 18 months as eligible	COBRA premiums or health care benefit payments up to 18 months as eligible

For purposes of the Company’s Change in Control Severance Benefit Plan, which governs the benefits provided in the event of a termination without cause or a resignation for good reason in connection with a change of control:

•

“cause” generally means the executive’s termination by us due to any of the following events: (i) commission of any felony or any crime involving fraud; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement between the employee and the Company or of any statutory duty owed to the Company; (iv) repeated and willful failure to satisfactorily perform his or her job duties after written notice and an opportunity to cure; or (v) engaging or participating in any activity that is directly competitive with or injurious to the Company or which violates any material provisions of his or her proprietary information and inventions agreement with the Company.

•

“change of control” generally means (i) any person or entity becomes the owner of more than 50% of the Company’s combined voting power; (ii) a consummated merger, consolidation, or similar transaction to which the Company is a party and the Company’s stockholders do not own more than 50% of the combined voting power of the surviving entity or its parent company; (iii) a consummated sale, lease, or other disposition of all or substantially all of the Company’s consolidated assets; or (iv) the Company’s stockholders or the Board approves a plan of complete dissolution or liquidation or such dissolution or liquidation otherwise occurs.

•

“good reason” generally means a resignation within 90 days after the occurrence of any of the following events, provided the executive first gives written notice to the Company and an opportunity to cure for 30 days after such notice: (i) a material reduction of the employee’s annual base salary; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in employee’s annual base salary is pursuant to a salary reduction program affecting substantially all of the employees of the Company at employee’s level and that does not adversely affect the employee to a greater extent than other similarly situated employees; (ii) a material reduction in the employee’s duties, authority, or responsibilities; (iii) a relocation of the employee’s principal place of employment that increases the employee’s one-way commute by more than 50 miles; or (iv) a material breach by the Company of any material agreement between the employee and the Company.

For purposes of the employment agreements, which govern the benefits provided in the event of a termination without cause or resignation for good reason not in connection with a change of control:

•

“cause” for purposes of Dr. Clayman’s employment agreement generally means his termination by us due to his (i) repeated and willful failure to satisfactorily perform his duties after written notice and an opportunity to cure; (ii) misconduct or dishonesty that materially injures our business, business reputation, or business relationships; (iii) conviction of, or pleading guilty or nolo contendere to, a felony; (iv) any act of fraud against the Company; (v) personal dishonesty taken in connection with his responsibilities that is intended to result in substantial personal enrichment; (vi) repeated refusal or failure to follow lawful directions of the Board, which remain uncured after written notice; or (vii) engagement or participation in any activity directly competitive with or injurious to the Company or that violates any material provisions of his proprietary information and inventions agreement with the Company or permitted activities described in his employment agreement after written notice.

•

“cause” for purposes of Mr. Arkowitz’s and Dr. Kelley’s employment agreements generally means the executive’s termination by the Company due to his (i) commission of a felony or crime involving fraud, dishonesty, or moral turpitude; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) material violation of any contract or agreement with the Company or of any statutory duty owed to the Company; (iv) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) gross misconduct; or (vi) failure or refusal to perform the material duties and responsibilities of his position.

•

“change of control” for purposes of each NEO’s employment agreement generally means (i) any person or entity becomes the owner of more than 50% of the Company’s combined voting power; (ii) a consummated merger, consolidation, or similar transaction to which the Company is a party and the Company’s stockholders do not own more than 50% of the combined voting power of the surviving entity or its parent company; (iii) a consummated sale, lease, or other disposition of all or substantially all of the Company’s consolidated assets; or (iv) with respect to Mr. Arkowitz or Dr. Kelley, the Company’s stockholders or Board approves a plan of complete dissolution or liquidation or such dissolution or liquidation otherwise occurs.

•

“good reason” for purposes of each NEO’s employment agreement generally means the executive’s resignation within 90 days after the occurrence of any of the following events, provided the executive first gives written notice to the Company and an opportunity to cure for 30 days after such notice: (i) a material reduction of his annual base salary; (ii) a material reduction in his duties, authority, or responsibilities; (iii) a material reduction in his annual base salary; (iv) a relocation of his principal place of employment that increases his one-way commute by more than 50 miles; or (v) a material breach of his Employment Agreement.

In March 2021, we announced that we had initiated a search for a new Chief Medical Officer and that Dr. Kelley would continue to serve as Chief Medical Officer until a successor has been appointed, at which point Dr. Kelley would transition to a new role. In April 2021, Dr. Kelley informed us that he intended to terminate his employment with us for “good reason,” and his employment is expected to terminate in May 2021. As a result of the termination, Dr. Kelley is entitled to the severance benefits described above, subject to the terms of his offer letter and our policies described above related to his severance benefits.

Perquisites, Health, Welfare, Retirement Benefits

The NEOs are eligible to participate in the Company’s employee benefit plans, including the Company’s medical, dental, group life, disability, and accidental death and dismemberment insurance plans, in each case on the same basis as all of the Company’s other employees. The Company provides a 401(k) plan to its employees, including the NEOs, as discussed in the section below entitled “401(k) Plan.”

The Company generally does not provide perquisites or personal benefits to its NEOs, except in certain limited circumstances. The Company does, however, pay the premiums for group term life insurance and long-term disability benefits for all of the Company’s employees, including the NEOs, and the Company pays or reimburses the NEOs for a portion of their health and dental premiums. None of the NEOs participate in qualified or non-qualified defined benefit plans sponsored by the Company. None of the NEOs participate in pension plans sponsored by the Company. The Board may elect to adopt qualified or non-qualified benefit plans or pension plans in the future if it determines that doing so is in the Company’s best interests.

401(k) Plan

The Company maintains a defined contribution employee retirement plan (“401(k) plan”) for its employees. The Company’s executive officers are also eligible to participate in the 401(k) plan on the same basis as the Company’s other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $19,500 for calendar year 2020 (subject to catch-up contributions for individuals aged 50 and over). In 2020, the Company made a 3% non-elective match on behalf of all Company participants, including the NEOs. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

We voluntarily adopted an incentive compensation recoupment, or “clawback,” policy that became effective in March 2021, ahead of final guidance by the SEC regarding the clawback rules that will be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our clawback policy, if a current or former executive officer’s misconduct contributes to our having to prepare an accounting restatement to correct an error material to our previously issued financial statements, we may seek to recover incentive compensation that was granted, earned, or vested during the twelve-month period preceding the restatement obligation as noted above. At the discretion of the Board, recoupment can be effected by repayment of the incentive compensation by the officer, future payments of other incentive compensation, and cancellation of outstanding incentive compensation due to the officer, or, if permitted by applicable law, by offsetting the amount against any other amounts due to the officer.

Stock Ownership Guidelines

In March 2021, we adopted stock ownership guidelines for our non-employee directors and executive officers to further strengthen the alignment of their interests with those of our stockholders. Under these guidelines, our Chief Executive Officer and each of our directors must acquire and maintain a number of shares of our common stock with a market value equal to three times his or her annual base pay (even if disclaimed); each of our other executive officers must acquire and maintain a number of shares of our common stock with a market value equal to one times his or her annual base pay. Shares held include any vested shares under a deferred compensation plan and shares issuable upon exercise of vested, in-the-money stock options. Individuals must achieve their required holdings by the end of the fifth year after the later of (i) the effective date of the guidelines or (ii) the date the executive became subject to the guidelines.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits all directors and officers from pledging or engaging in hedging or similar transactions in our stock, such as prepaid variable forwards, equity swaps, collars, puts, calls, and short sales.

OUTSTANDING EQUITY AWARDS AT 2020 YEAR END

The following table shows certain information regarding outstanding equity awards for our NEOs for the fiscal year ended December 31, 2020:

		Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price Per Share(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Michael D. Clayman, M.D.	08/29/2012	136,530	—		$2.52	08/28/2022
	03/03/2014	200,000	—		$17.61	03/02/2024
	01/21/2015	111,000	—		$22.91	01/20/2025
	01/04/2016	155,000	—	(4)	$18.20	01/03/2026
	12/20/2016	175,000	—	(5)	$18.56	12/19/2026
	02/01/2018	85,070	31,597	(6)	$22.31	02/01/2028
	03/01/2019	134,577	155,423	(7)	$14.75	03/01/2029
	03/02/2020	—	185,000	(8)	$15.78	03/02/2030
	02/01/2018	—	—		—	—	14,583	(12)	168,288
	03/02/2020	—	—		—	—	119,500	(13)	1,379,030
	07/16/2020	—	—		—	—	93,750	(14)	1,081,875
David Arkowitz	06/01/2018	74,271	40,729	(9)	$27.01	06/01/2028
	03/01/2019	8,625	9,375	(10)	$14.75	03/01/2029
	03/02/2020	—	15,500	(8)	$15.78	03/02/2030
	06/01/2018	—	—		—	—	15,000	(15)	173,100
	03/01/2019	—	—		—	—	27,000	(16)	311,580
	03/02/2020	—	—		—	—	31,000	(17)	357,740
	07/16/2020	—	—		—	—	38,750	(14)	447,175
Scott Kelley	05/02/2016	30,000	—	(11)	$10.63	05/01/2026
	12/20/2016	22,000	—	(5)	$18.56	12/20/2026
	02/01/2018	24,306	9,027	(6)	$22.31	02/01/2028
	03/01/2019	8,625	9,375	(10)	$14.75	03/01/2029
	03/02/2020	—	15,500	(8)	$15.78	03/02/2030
	02/01/2018	—	—		—	—	4,166	(12)	48,076
	03/01/2019	—	—		—	—	27,000	(16)	311,580
	03/02/2020	—	—		—	—	31,000	(17)	357,740
	07/16/2020	—	—		—	—	38,750	(14)	447,175
(1)

All of the option awards listed in the table above were granted under the 2009 Plan and 2013 Plan, the terms of which are described below under “Equity Benefit Plans.” Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive’s continuous service with us through the vesting dates.

(2)

All of the option awards listed in the table above were granted with a per-share exercise price equal to the fair market value of one share of our common stock on the date of grant. For awards granted prior to our initial public offering, the fair market value was determined in good faith by our Board with the assistance of a third-party valuation expert. For awards granted after our initial public offering, the fair market value was determined based on the prevailing market prices of our common stock on the date of grant.

(3)	The value of restricted stock units shown in the table was calculated using the closing price of our common stock on December 31, 2020 ($11.54), the last trading day of 2020.
(4)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after January 4, 2016, with 1/48th of the shares vesting monthly thereafter over the next three years. Therefore, this option was fully vested at 2020 fiscal year end.

(5)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after December 20, 2016, with 1/48th of the shares vesting monthly thereafter over the next three years. Therefore, this option was fully vested at 2020 fiscal year end.

(6)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after January 1, 2018, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event such NEO’s employment is terminated by the Company without cause or by such NEO for good reason and if such termination occurs within twelve months following a change of control transaction, the option shall accelerate and vest in full.

(7)

On March 1, 2019, Dr. Clayman was granted 360,000 stock options. 70,000 shares of the 360,000 shares granted were subject to a performance milestone requiring the Company to achieve $75 million in sales in 2019, which was not attained. Pursuant to the Option Agreement by and between Flexion and Dr. Clayman dated March 1, 2019, 70,000 of the 360,000 options granted were automatically forfeited and cancelled. Thus, only 290,000 options remain outstanding at December 31, 2020. The remaining 290,000 options vest at the rate of 1/4th of the total number of shares subject to the option one year after January 1, 2019, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event Dr. Clayman’s employment is terminated by the Company without cause or by Dr. Clayman for good reason and if such termination occurs within twelve months following a change of control transaction, the option shall accelerate and vest in full.

(8)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after January 1, 2020, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event such NEO’s employment is terminated by the Company without cause or by such NEO for good reason and if such termination occurs within twelve months following a change of control transaction, the option shall accelerate and vest in full.

(9)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after June 1, 2018, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event Mr. Arkowitz’s employment is terminated by the Company without cause or by Mr. Arkowitz for good reason and if such termination occurs within twelve months following a change of control transaction, the option shall accelerate and vest in full.

(10)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after January 1, 2019, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event such NEO’s employment is terminated by the Company without cause or by such NEO for good reason and if such termination occurs within twelve months following a change of control transaction, the option shall accelerate and vest in full.

(11)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after May 2, 2016, with 1/48th of the shares vesting monthly thereafter over the next three years. Therefore, this option was fully vested at 2020 fiscal year end.

(12)	The restricted stock units vest at the rate of 1/4th of the total number of shares one year after January 1, 2018, and 1/4th annually thereafter for the next three years until fully vested.
(13)

On March 2, 2020, Dr. Clayman was granted restricted stock units that would vest as to 175,000 shares, subject to a performance milestone requiring the Company to achieve at least $130 million in sales in 2020. Due to the impact of the COVID-19 pandemic on company sales through July 2020, this milestone was amended on July 16, 2020, to provide for the grant to vest as to a lesser number of shares, based on several tiers of performance, if 2020 sales were less than $130 million, as described above under “Equity-Based Incentive Awards.” Based on 2020 sales, the Board determined on January 27, 2021, that 119,500 shares were earned and eligible to vest, and 55,500 shares were forfeited and cancelled. One-quarter of these remaining 119,500 restricted stock units vested upon that determination, with an additional 1/4th vesting annually thereafter on January 1 of each year for the next three years until fully vested.

(14)	The restricted stock units vest at the rate of 1/3rd of the total number of shares one year after July 16, 2020, and 1/3rd annually thereafter for the next two years until fully vested.
(15)	The restricted stock units vest at the rate of 1/4th of the total number of shares one year after May 7, 2018, and 1/4th annually thereafter for the next three years until fully vested.
(16)	The restricted stock units vest at the rate of 1/4th of the total number of shares one year after January 1, 2019, and 1/4th annually thereafter for the next three years until fully vested.
(17)	The restricted stock units vest at the rate of 1/4th of the total number of shares one year after January 1, 2020, and 1/4th annually thereafter for the next three years until fully vested.

EQUITY BENEFIT PLANS

2013 Equity Incentive Plan

The Board adopted the 2013 Plan in August 2013, and the Company’s stockholders approved the 2013 Plan in January 2014. The 2013 Plan became effective in February 2014 in connection with the Company’s initial public offering.

Stock Awards. The 2013 Plan provides for the grant of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit (“RSU”) awards, performance-based stock awards, and other forms of equity compensation (collectively, “stock awards”), all of which may be granted to employees, including officers; non-employee directors; and consultants of the Company and its affiliates. Additionally, the 2013 Plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants. We have currently only granted stock options (including as inducement awards in accordance with Nasdaq Listing Rule 5635(c)(4)) and RSU awards under the 2013 Plan, although we may grant other types of stock awards under the 2013 Plan to our named executive officers in the future.

Administration. The Board, or a duly authorized committee thereof, has the authority to administer the 2013 Plan. The Board may also delegate to one or more of the Company’s officers the authority to (i) designate employees (other than other officers) to be recipients of certain stock awards and (ii) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2013 Plan, the Board or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price, or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under the 2013 Plan. Subject to the terms of the 2013 Plan, the plan administrator has the authority to reduce the exercise, purchase, or strike price of any outstanding stock award; cancel any outstanding stock award in exchange for new stock awards, cash ,or other consideration; or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. Incentive and non-statutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2013 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of the Company’s common stock on the date of grant. Options granted under the 2013 Plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2013 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with the Company, or any of its affiliates, ceases for any reason other than disability, death, or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended if exercise of the option following such a termination of service is prohibited by applicable securities laws or the Company’s insider trading policy. If an option holder’s service relationship with the Company or any of its affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of twelve months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order; (ii) a broker-assisted cashless exercise; (iii) the tender of shares of the Company’s common stock previously owned by the option holder; (iv) a net exercise of the option if it is an NSO; and (v) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.

Restricted Stock Unit Awards. RSU awards are granted pursuant to RSU award agreements adopted by the plan administrator. RSU awards may be granted in consideration for any form of legal consideration. An RSU award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the RSU award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable award agreement, RSU awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Performance Awards. The 2013 Plan permits the grant of performance-based stock and cash awards. The Compensation Committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring entity or parent company;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•	arrange for the lapse of any reacquisition or repurchase right held by us;
•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

The plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 90% of our outstanding securities; (iii) a merger, consolidation, or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation, or similar transaction following which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and the Company, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2013 Plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of the Company’s combined voting power other than by merger, consolidation, or similar transaction; (ii) a consummated merger, consolidation, or similar transaction immediately after which the Company’s stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease, or exclusive license or other disposition of all or substantially of the Company’s consolidated assets; or (iv) the Company’s complete liquidation or dissolution (or the approval by the Company’s or the Board of our complete liquidation or dissolution).

Amendment and Termination. The Board has the authority to amend, suspend, or terminate the 2013 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted the 2013 Plan.

2009 Equity Incentive Plan

The Board and the Company’s stockholders approved the 2009 Plan, which became effective in September 2009; the 2009 Plan was superseded by our 2013 Plan in connection with the Company’s initial public offering and, accordingly, no additional awards were granted under our 2009 Plan after such time. The Board, or a duly authorized committee thereof, has the authority to administer the 2009 Plan and awards granted thereunder. The Board may also delegate certain authority to one or more of our officers.

Stock Options. Options were granted under our 2009 Plan pursuant to stock option agreements adopted by the plan administrator. The plan administrator determined the exercise price for a stock option, within the terms and conditions of the 2009 Plan, provided that the exercise price of a stock option generally could not be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2009 Plan vest at the rate specified by the plan administrator.

The plan administrator determined the term of stock options granted under the 2009 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provided otherwise, if an option holder’s service relationship with the Company or any of its affiliates ceases for any reason other than disability, death, or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder’s service relationship with us or any of our affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of twelve months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order; (ii) a broker-assisted cashless exercise; (iii) the tender of shares of the Company’s common stock previously owned by the option holder; (iv) a net exercise of the option if it is an NSO; and (v) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death.

Corporate Transactions. Unless otherwise provided in the terms of an individual stock award or another written agreement between the Company and the holder of a stock award, in the event of certain specified significant corporate transactions, outstanding stock awards may be assumed, continued, or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue, or substitute such stock awards, stock awards held by participants whose continuous service has terminated will accelerate vesting in full prior to the corporate transaction and all stock awards will terminate at or prior to the corporate transaction.

Under the 2009 Plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of the Company’s consolidated assets; (ii) a sale or other disposition of at least 90% of the Company’s outstanding securities; (iii) a merger, consolidation, or similar transaction following which the Company is not the surviving corporation; or (iv) a merger, consolidation, or similar transaction following which the Company is the surviving corporation but the shares of its common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and the Company, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. All of the Company’s outstanding option agreements with employees provide for acceleration in full of the stock option if within twelve months after a change of control a participant is terminated without cause or resigns for good reason (which includes a resignation due to assignment of duties or responsibilities that result in a material diminution of function, material reduction in base salary, a relocation of employment by more than 50 miles, or a material breach by the Company of the terms of the 2009 Plan, option agreement, or other material agreement with the company concerning employment). Under the 2009 Plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation, or similar transaction; (ii) a consummated merger, consolidation, or similar transaction immediately after which the Company’s stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) the Company’s complete liquidation or dissolution or approval by the stockholders or the Board of a plan of complete dissolution or liquidation of the Company; or (iv) a consummated sale, lease, or exclusive license or other disposition of all or substantially of the Company’s consolidated assets.

Amendment and Termination. The 2009 Plan terminated on September 23, 2019.

2013 Employee Stock Purchase Plan

The Board adopted the 2013 Employee Stock Purchase Plan (the “ESPP”) in August 2013, and the stockholders approved the ESPP in January 2014. The ESPP became effective in February 2014, in connection with the Company’s initial public offering. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of the Company’s affiliates.

Administration. The Board has delegated its authority to administer the ESPP to the Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Company may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of the Company’s common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by the Company or by any of its designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by the Board, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of the Company’s common stock on the first date of an offering or (ii) 85% of the fair market value of a share of the Company’s common stock on the date of purchase.

Corporate Transactions. In the event of certain significant corporate transactions, including: (i) a sale of all the Company’s assets, (ii) the sale or disposition of 90% of the Company’s outstanding securities, (iii) the consummation of a merger or consolidation where the Company does not survive the transaction, and (iv) the consummation of a merger or consolidation where the Company does survive the transaction but the shares of its common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase the Company’s stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of the Company’s common stock within ten business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments; Termination. The Board has the authority to amend or terminate the ESPP, provided that, except in certain circumstances, any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. The Company will obtain stockholder approval of any amendment to the ESPP as required by applicable law or listing requirements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020, with respect to shares of the Company’s common stock that may be issued under its existing equity compensation plans:

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2009 Equity Incentive Plan	204,188	(1)	$2.52	—
2013 Equity Incentive Plan	3,764,354	(1)	$18.54	2,431,409
2013 Employee Stock Purchase Plan	—		$0.00	1,460,630
Equity compensation plans not approved by stockholders:
Inducement awards under the 2013 Equity Incentive Plan	623,565	(3)	$18.10	736,565
Total:	4,592,107			4,628,604
(1)	Reflects shares issuable upon exercise of options and settlement of RSUs.
(2)	The weighted-average exercise price does not include RSUs, which have no exercise price.
(3)

In September 2017, to facilitate inducement awards to new hires under Nasdaq listing Rule 5635(c)(4), the Company amended the 2013 Equity Incentive Plan to reserve an additional 1,500,000 shares of the Company’s common stock to be used for grants to individuals who were not previously employees or non-employee directors of the Company. The 2013 Equity Incentive Plan was amended without stockholder approval pursuant to Rule 5635(c)(4).

DIRECTOR COMPENSATION

The Board has adopted a compensation policy that is applicable to all of the Company’s non-employee directors. Following a review of our non-employee director compensation policy in December 2019, the Board made the following changes based on input from the Company’s compensation consultant as to compensation provided by the Company’s peers:

•	Increased the annual cash retainer to $50,000 for each director other than for the chairman of the Board;
•	Increased the annual cash retainer to $67,500 for service as chairman of the Board;
•

Increased the automatic initial equity grant, such that upon first joining the Board, a director will be granted an option to purchase 32,000 shares of the Company’s common stock, one-third of which vests on the one-year anniversary of grant date and the balance of which vest in a series of 24 equal monthly installments over the second and third year following the grant date;

•

Decreased the amount of options granted under the automatic annual equity grant such that each director whose term continues on the date of the Company’s annual meeting each year will be granted an option to purchase 7,000 shares of the Company’s common stock (with respect to all directors other than the chairman of the Board) or 12,500 shares of the Company’s common stock (with respect to the chairman of the Board), in each case vesting in equal monthly installments over one year following the grant date; and

•

Added RSUs to the automatic annual equity grant, such that each director whose term continues on the date of the Company’s annual meeting each year will be granted 4,500 RSUs, vesting in full on the one-year anniversary following the date of grant.

Each of the option grants and RSUs described above will (i) vest in full upon a change of control (as defined under our 2013 Plan) and (ii) be granted under the 2013 Plan, the terms of which are described in more detail above under “Equity Benefit Plans—2013 Equity Incentive Plan.” Further, each of the option grants described above will have a ten-year term.

The Compensation Committee is responsible for reviewing the compensation of non-employee directors and making recommendations to the Board about any changes to such compensation. The Company has reimbursed and will continue to reimburse all of its directors for their travel, lodging, and other reasonable expenses incurred in connection with their attendance at Board and committee meetings.

The following table shows certain information with respect to the compensation of all non-employee directors of the Company for the fiscal year ended December 31, 2020:

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards(3)(4) ($)	Option Awards(4) ($)		All Other Compensation ($)	Total ($)
Patrick J. Mahaffy	80,000		53,460	93,565	(5)	—	227,025
Scott A. Canute	55,000		53,460	52,396	(6)	—	160,856
Samuel D. Colella	67,500		53,460	52,396	(7)	—	173,356
Elizabeth Kwo, M.D.	18,630		—	253,082	(8)		271,712
Heath Lukatch, Ph.D.	—	(2)	53,460	52,396	(9)	—	105,856
Sandesh Mahatme, LL.M.	70,000		53,460	52,396	(10)	—	175,856
Ann Merrifield	60,000		53,460	52,396	(11)	—	165,856
Alan W. Milinazzo	65,000		53,460	52,396	(12)	—	170,856
Mark Stejbach	60,000		53,460	52,396	(13)	—	165,856
(1)

Dr. Clayman was an employee director during 2020 and therefore did not receive any compensation in 2020 for services provided as a member of the Board. Dr. Clayman’s compensation as an executive officer is fully reflected in the “Summary Compensation Table” above.

(2)	Dr. Lukatch disclaimed the cash compensation that he was eligible to receive for being a non-employee director in 2020.
(3)

Amounts represent the grant date fair value associated with restricted stock unit awards that cover 4,500 shares of our common stock. As of December 31, 2020, each non-employee director (other than Dr. Kwo, who joined the Board in August 2020) held only such restricted stock unit awards covering 4,500 shares.

(4)

Amounts reflect the grant date fair value of equity awards granted, as computed in accordance with authoritative accounting guidance. See Note 13 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for the assumptions used to determine the valuation of equity awards.

(5)

Represents the grant date fair value associated with an option to purchase 12,500 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Mr. Mahaffy held options to purchase an aggregate of 120,500 shares of our common stock.

(6)

Represents the grant date fair value associated with an option to purchase 7,000 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Mr. Canute held options to purchase an aggregate of 84,000 shares of our common stock.

(7)

Represents the grant date fair value associated with an option to purchase 7,000 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Mr. Colella held options to purchase an aggregate of 75,000 shares of our common stock.

(8)

Represents the grant date fair value associated with an initial option grant to purchase 32,000 shares of our common stock at an exercise price of $12.54 per share. As of December 31, 2020, Dr. Kwo held options to purchase an aggregate of 32,000 shares of our common stock.

(9)

Represents the grant date fair value associated with an option to purchase 7,000 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Dr. Lukatch held options to purchase an aggregate of 41,000 shares of our common stock.

(10)

Represents the grant date fair value associated with an option to purchase 7,000 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Mr. Mahatme held options to purchase an aggregate of 84,000 shares of our common stock.

(11)

Represents the grant date fair value associated with an option to purchase 7,000 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Ms. Merrifield held options to purchase an aggregate of 84,000 shares of our common stock.

(12)

Represents the grant date fair value associated with an option to purchase 7,000 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Mr. Milinazzo held options to purchase an aggregate of 75,000 shares of our common stock.

(13)

Represents the grant date fair value associated with an option to purchase 7,000 shares of our common stock at an exercise price of $11.88 per share. As of December 31, 2020, Mr. Stejbach held options to purchase an aggregate of 69,500 shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company has adopted a written related-person transactions policy that sets forth policies and procedures regarding the identification, review, consideration, and oversight of “related-person transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to the Company as an employee, consultant, or director are not considered related-person transactions under this policy. A related person is any executive officer, director, or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where review by the Audit Committee would be inappropriate, to another independent body of the Board) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to the Company, and whether any alternative transactions are available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors, and certain significant stockholders. In considering related-person transactions, the Audit Committee or other independent body of the Board takes into account the relevant available facts and circumstances including, but not limited to, the:

•	risks, costs, and benefits to the Company;
•	impact on a director’s independence if the related person is a director, immediate family member of a director, or an entity with which a director is affiliated;
•	terms of the transaction;
•	availability of other sources for comparable services or products; and
•	terms available to or from, as the case may be, unrelated third parties or to or from the Company’s employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

There have been no transactions since January 1, 2020, to which the Company has been a party, in which the amount involved in the transaction exceeded $120,000, or, if less, 1% of the average of the Company’s total assets as of December 31, 2019 and 2020, and in which any of the Company’s directors, executive officers, or, to the Company’s knowledge, beneficial owners of more than 5% of the Company’s capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described elsewhere in this proxy statement.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company has entered into, and intends to continue to enter into, separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Bylaws. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or any other company or enterprise to which the person provides services at our request. The Company believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Company’s amended and restated certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may be harmed to the extent that the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Flexion stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Mark S. Levine
Corporate Secretary

April 29, 2021

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2020, is available without charge upon written request to: Corporate Secretary, Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, Massachusetts 01803.

flexion
Transformative Medicine... Where It Matters

P.O. BOX 8016, CARY, NC 27512-9903

**YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:**

| | |
|---|---|
| | **INTERNET**<br>Go To: **www.proxydocs.com/FLXN**<br>• Cast your vote online<br>• **Have your Proxy Card ready**<br>• Follow the simple instructions to record your vote |
| | **PHONE** Call **1-866-291-6836**<br>• Use any touch-tone telephone<br>• **Have your Proxy Card ready**<br>• Follow the simple recorded instructions |
| | **MAIL**<br>• Mark, sign and date your Proxy Card<br>• Fold and return your Proxy Card in the postage-paid envelope provided |

# Flexion Therapeutics, Inc.

## Annual Meeting of Stockholders

For Stockholders as of April 26, 2021

**TIME:** Thursday, June 24, 2021, 03:30 PM, Eastern Time
**PLACE:** Annual meeting to be held live via the Internet
Please visit www.proxydocs.com/FLXN for more details

### This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael D. Clayman, M.D. and Mark S. Levine, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Flexion Therapeutics, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

# Flexion Therapeutics, Inc.

## Annual Meeting of Stockholders

**Please make your marks like this: [X] Use dark black pencil or pen only**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE:**

**"FOR" ON PROPOSALS 1, 2 AND 3.**

| | PROPOSAL | YOUR VOTE | | | BOARD OF DIRECTORS RECOMMENDS |
|---|---|---|---|---|---|
| 1. | To elect three Class I directors to serve on the Company's Board of Directors until the 2024 annual meeting of stockholders. | | | | |
| | | FOR | WITHHOLD | | |
| | 1.01 Michael D. Clayman, M.D. | ☐ | ☐ | | FOR |
| | 1.02 Elizabeth Kwo, M.D. | ☐ | ☐ | | FOR |
| | 1.03 Ann Merrifield | ☐ | ☐ | | FOR |
| | | FOR | AGAINST | ABSTAIN | |
| 2. | To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2021. | ☐ | ☐ | ☐ | FOR |
| 3. | To approve, on an advisory basis, the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ | FOR |

**You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/FLXN.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

| | | | |
|---|---|---|---|
| Signature (and Title if applicable) | Date | Signature (if held jointly) | Date |